Exhibit 10.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

By and Between

LONGHORN PARTNERS PIPELINE, L.P.

AS SELLER

And

MAGELLAN MIDSTREAM PARTNERS, L.P.

AS BUYER

Dated as of June 18, 2009

i

4.16.	Intellectual Property	17

4.17.	Taxes	17

4.18.	Assets Used in the Business	17

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF BUYER		18

5.1.	Corporate Organization	18

5.2.	Authorization and Validity	18

5.3.	No Conflict or Violation	18

5.4.	Consents, Approvals and Notifications	18

5.5.	Financing	18

5.6.	Adequate Assurances Regarding Assigned Contracts	19

ARTICLE 6 COVENANTS OF SELLER		19

6.1.	Conduct of Business Before the Closing Date	19

6.2.	Obligations of Seller after Entry of Sale Order	20

6.3.	Access to Properties and Records; Confidentiality	20

6.4.	Rejection of Assigned Contracts	21

6.5.	Casualty Loss	21

6.6.	Provision of Data; Transfer of Software	21

6.7.	Further Assurances	22

6.8.	Seller’s Obligation to Perform	22

6.9.	Title Insurance	22

ARTICLE 7 COVENANTS OF BUYER		22

7.1.	Actions Before Closing Date	22

7.2.	Consents	23

7.3.	Adequate Assurances Regarding Assigned Contracts	23

7.4.	Cure of Defaults	23

7.5.	Support Obligations	23

7.6.	Availability of Business Records	24

7.7.	Flying J Marks	25

7.8.	Buyer Obligation to Perform; Cooperation with Seller	25

7.9.	Further Assurances	26

7.10.	Financing	26

7.11.	O&M Agreement; Operational Expenses	28

ARTICLE 8 BANKRUPTCY PROCEDURES		29

8.1.	Bankruptcy Actions	29

8.2.	Bidding Procedures	30

ARTICLE 9 EMPLOYEE AND BENEFITS MATTERS		30

9.1.	No Obligation	30

9.2.	Employee Benefit Plans	30

9.3.	WARN Notices	30

9.4.	No Assumption of Liability	30

ARTICLE 10 REGULATORY MATTERS		31

10.1.	Antitrust And Other Filings and Notices	31

10.2.	Cooperation; Confidentiality Agreement	31

10.3.	Objections or Other Challenges	32

ARTICLE 11 TAXES AND FEES		33

11.1.	Taxes Related to Purchase of Assets	33

11.2.	Cooperation on Tax Matters	33

11.3.	Allocation of Purchase Price and Purchase Price Allocation Forms	33

11.4.	Prorations	33

11.5.	Unbilled Transactional Taxes	36

ARTICLE 12 CONDITIONS PRECEDENT TO PERFORMANCE BY PARTIES		36

12.1.	Conditions Precedent to Performance by Seller and Buyer	36

12.2.	Conditions Precedent to Performance by Seller	36

12.3.	Conditions Precedent to the Performance by Buyer	37

12.4.	Waiver of Condition; Frustration of Conditions	37

ARTICLE 13 TERMINATION AND EFFECT OF TERMINATION		38

13.1.	Right of Termination	38

13.2.	Termination Without Default	38

13.3.	Effect of Failure of Seller’s Conditions to Closing	39

13.4.	Effect of Failure of Buyer’s Conditions to Closing	39

13.5.	Termination on Alternative Transaction	40

ARTICLE 14 INDEMNIFICATION		41

14.1.	Right to Indemnification	41

14.2.	Limitations and Other Indemnity Claim Matters	42

14.3.	Exclusive Remedy; Payment of Indemnity Claims	43

14.4.	Indemnification Procedures	44

14.5.	Releases of Indemnity Escrow Funds to Seller	46

ARTICLE 15 MISCELLANEOUS		47

15.1.	Successors and Assigns	47

15.2.	Governing Law; Jurisdiction	47

15.3.	Mutual Disclosures	47

15.4.	Disclosure Schedules; Disclosure Schedule Supplements	47

15.5.	Cancellation of Intercompany Accounts and Services	48

15.6.	Warranties Exclusive	48

15.7.	No Recourse Against Affiliates or Related Persons of Seller	50

15.8.	Mutual Drafting	50

15.9.	Expenses	50

15.10.	Broker’s and Finder’s Fees	50

15.11.	Severability	51

15.12.	Notices	51

15.13.	Amendments; Waivers	52

15.14.	Public Announcements	52

15.15.	Entire Agreement	53

15.16.	Parties in Interest	53

15.17.	DAMAGES	53

15.18.	Specific Performance	54

15.19.	Headings	54

15.20.	Construction	54

15.21.	Currency	54

15.22.	Time of Essence	54

15.23.	Counterparts	54

ARTICLE 16 DEFINITIONS		54

16.1.	Certain Terms Defined	54

16.2.	All Terms Cross-Referenced	67

EXHIBITS

Exhibit A-1	Main Line Fill Purchase Agreement

Exhibit A-2	Spur Line Fill Purchase Agreement

Exhibit B-1	Form of Bill of Sale

Exhibit B-2	Form of Assigned Contract/Assumed Liability Assignment and Assumption Agreement

Exhibit B-3	Form of Real Property Easement Assignment and Assumption Agreement

Exhibit B-4	Form of Real Property Lease Assignment and Assumption Agreement

Exhibit B-5	Form of Real Property License Assignment and Assumption Agreement

Exhibit B-6	Form of Deed

Exhibit B-7	Form of Seller’s Secretary’s Certificate

Exhibit B-8	Form of Non-Foreign Status Certificate

Exhibit B-9	Form of Buyer’s Secretary’s Certificate

Exhibit B-10	Form of Buyer’s Bring Down Certificate

Exhibit B-11	Form of Seller’s Bring Down Certificate

Exhibit C	Form of Bidding Procedures Order

Exhibit D	Form of Sale Order

Exhibit E	Form of Indemnity Escrow Agreement

DISCLOSURE SCHEDULES

Schedule 1.1(a)	Owned Real Property

Schedule 1.1(b)	Real Property Leases and Licenses

Schedule 1.1(c)	Real Property Easements

Schedule 1.1(e)	Customer Contracts

Schedule 1.1(f)	Supplier Contracts

Schedule 1.1(g)	Other Contracts

Schedule 1.1(X)	Government Contracts

Schedule 1.2(o)	Flying J Marks

Schedule 1.2(x)	Excluded Assets

Schedule 1.3(c)	Mitigation and Protective Measures

Schedule 1.4	Excluded Liabilities

v

Schedule 4.4	Consents and Approvals

Schedule 4.5	Compliance with Law

Schedule 4.6	Litigation

Schedule 4.7(a)	Material Contracts

Schedule 4.7(b)	Material Contract Exceptions

Schedule 4.7(c)	Material Contract Consents

Schedule 4.7(d)	Material Contract Termination

Schedule 4.8	Permits; Permit Exceptions

Schedule 4.9	Environmental Matters

Schedule 4.9(b)	Environmental Permits

Schedule 4.12(b)	Crossing Permits

Schedule 4.14	Exceptions to Title to Personal Property

Schedule 4.16	Intellectual Property Infringements

Schedule 4.17	Contested Taxes

Schedule 4.18	Assets Used in the Business

Schedule 16.1(k)	Existing Encumbrances

Schedule 16	Pipeline System Map

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of June 18, 2009, is made by and between Longhorn Partners Pipeline, L.P., a Delaware limited partnership (“Seller”) and Magellan Midstream Partners, L.P., a Delaware limited partnership (“Buyer”). Capitalized terms used in this Agreement are defined or cross-referenced in Article 16.

BACKGROUND INFORMATION

WHEREAS, Seller is a Subsidiary of Flying J Inc. (“Flying J”), a Utah corporation;

WHEREAS, on December 22, 2008 Flying J and certain of its Affiliates, including Seller, filed voluntary petitions for relief under the Bankruptcy Code in the Bankruptcy Court;

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, the Acquired Assets, in a sale authorized by the Bankruptcy Court pursuant to, inter alia, Sections 105, 363, and 365 of the Bankruptcy Code;

WHEREAS, it is intended that the acquisition of the Acquired Assets would be accomplished through the sale, transfer and assignment of the Acquired Assets by Seller to Buyer;

WHEREAS, Buyer also desires to assume, and Seller desires to assign and transfer to Buyer, the Assumed Liabilities;

NOW, THEREFORE, in consideration of the foregoing and their respective representations, warranties, covenants and undertakings herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer hereby agree as follows:

ARTICLE 1

PURCHASE AND SALE OF THE ACQUIRED ASSETS

1.1. Transfer of Acquired Assets. At the Closing, and upon the terms and conditions herein set forth, Seller shall sell, assign, transfer and convey to Buyer, and Buyer shall acquire from Seller, all of Seller’s right, title and interest in, to and under the Acquired Assets. “Acquired Assets” means solely the following properties and assets, but in all cases exclude the Excluded Assets:

(a) the real property owned by Seller and listed on Schedule 1.1(a), together with any Improvements owned by Seller erected thereon (the “Owned Real Property”);

(b) all of Seller’s rights under (i) the leases of real property (the “Real Property Leases”) and (ii) the licenses of real property and other executory agreements for the right to use, access or occupy real property (the “Real Property Licenses”) listed on Schedule 1.1(b) (such real property in clauses (i) and (ii) collectively, the “Leased Real Property”);

(c) all of Seller’s rights under the easements, rights of way and other real property entitlements listed on Schedule 1.1(c) (the “Real Property Easements” and the real property covered thereby, together with the Owned Real Property and the Leased Real Property, the “Real Property”);

(d) all of Seller’s (i) owned equipment (including pumps, valves, launchers and receivers, tanks, meters, communication equipment, SCADA communications and control equipment, rectifiers, other cathodic protection equipment, tools, spare parts, machinery, furniture, fixtures, and other personal property) used exclusively in the Business, including Seller’s interest in shared systems and facilities, whether located on the Real Property, on the premises or in the possession of the Operator or in the possession of third parties (including but not limited to emergency response trailers at fire departments and any work product with engineering or consulting firms) (the “Equipment”), (ii) rights, to the extent transferable, to the warranties and licenses received from manufacturers and sellers of the Equipment, and (iii) interest in the Pipeline System;

(e) all of Seller’s rights under sales orders, service agreements, customer contracts or other similar Contracts entered into by Seller with the customers that are listed on Schedule 1.1(e) (“Customer Contracts”);

(f) all of Seller’s rights under outstanding purchase orders or other similar Contracts used in the Business and entered into by Seller with any supplier that are listed on Schedule 1.1(f) (“Supplier Contracts”);

(g) all of Seller’s rights under the Contracts that are listed on Schedule 1.1(g) (the “Other Contracts” and, together with the Real Property Leases, Real Property Licenses, the Customer Contracts and the Supplier Contracts, the “Assigned Contracts”); and, pursuant to a request from the Government, Seller shall novate to Buyer, rather than assign, those contracts listed on Schedule 1.1(X) (such novated contracts, the “Government Contracts”);

(h) all (i) supplies, materials and spares that are owned by Seller on the Closing Date and (x) located on the Real Property or on the premises or in the control of the Operator, or (y) in transit to the Real Property (the “Inventory”) and (ii) rights of Seller, to the extent transferable, to the warranties received from suppliers with respect to such Inventory; provided that, for the avoidance of doubt, in no event shall Inventory include any line fill, including the Main Line Fill and the Spur Line Fill (with it being understood and agreed that all line fill are Excluded Assets for purposes of this Agreement);

(i) any computer software or systems located at the Real Property and owned exclusively by Seller and licenses held exclusively by Seller, to the extent transferable, in each case that pertain solely to the Business;

(j) copies of all Business Records; and

(k) Seller’s rights to, and goodwill represented by, the name “Longhorn Pipeline” and the domain name “longhornpipeline.com”; provided that nothing in this Section 1.1(k) will give Buyer any rights to any name that includes a Flying J Mark.

1.2. Excluded Assets. Notwithstanding anything to the contrary in this Agreement, the Acquired Assets are the only rights, properties and assets transferred to Buyer under this Agreement. Without limiting the generality of the foregoing, the Acquired Assets do not include (i) any right, title or interest of Flying J or any of its Subsidiaries (other than Seller) or any other Person, in any right, property or asset (whether or not listed or described in this Section 1.2), (ii) without limiting the generality of clause (i), the Main Line Fill, the Spur Line Fill or any other line fill in the Pipeline System or (iii) any right, property or asset of Seller listed or described in this Section 1.2 (all rights, properties and assets not being acquired by Buyer are herein referred to as the “Excluded Assets”):

(a) all of Seller’s cash and cash equivalents, marketable securities, surety accounts, deposits and other similar prepaid items, checks in transit and un-deposited checks;

(b) all accounts, notes and other receivables and all prepaid expenses of Seller or otherwise related to the operation of the Pipeline System or the Business prior to the Closing Date;

(c) assets and property, including manuals, financial information, process and data, owned by the Operator or its Affiliates used in the operation, maintenance and control of the Pipeline System, including all systems and software in the Operator’s Tulsa control center;

(d) forecasts, financial information or financial statements and proprietary manuals (except rights to use manuals specific to and necessary for the operation of the Business) prepared by or used by Seller or its Affiliates to the extent not relating exclusively to the Business;

(e) all of Seller’s rights under Contracts that are not Assigned Contracts, including (i) that certain Amended and Restated Membership Interest Purchase Agreement between Longhorn Pipeline Investors, LLC and Longhorn Pipeline, Inc., dated as of August 17, 2006 and (ii) all other Contracts listed on Schedule 1.2(x), and all Equipment, services, drawings, specifications, work product and other assets delivered or to be delivered pursuant to the Contracts listed on Schedule 1.2(x);

(f) any property or rights retained by Exxon Pipeline Company or its Related Persons under the Contribution Agreement;

(g) subject to Sections 1.5 and 7.2, any Real Property Easements which are not transferable or for which Consent to a transfer is required and not obtained;

(h) all assets of any Employee Benefit Plan of Seller or any of its Related Persons;

(i) all rights to Claims, refunds or adjustments, all other refunds, and all other adjustments with respect to (i) Excluded Assets, (ii) any proceeding before any Government relating to the period prior to the Closing, except to the extent that any such proceeding relates to any Assumed Liability, and (iii) insurance proceeds or other insurance recoveries (x) that relate to, or are reimbursement for, Seller’s or any of Seller’s Affiliate’s expenditures made prior to the Closing Date for which insurance proceeds are available or due to Seller or Seller’s Affiliates, or (y) to the extent relating to Excluded Assets or Excluded Liabilities;

(j) every asset of Seller that would constitute an Acquired Asset (if owned by Seller on the Closing Date) that is conveyed or otherwise disposed of during the period from the date hereof until the Closing Date either (i) in the Ordinary Course of Business of Seller, (ii) at the direction of the Bankruptcy Court without any request to do so from Seller or its Related Persons or (iii) as otherwise permitted by the terms of this Agreement;

(k) all losses, loss carry forwards and rights to receive refunds, credits and loss carry forwards with respect to any and all Taxes of Seller incurred or accrued prior to the Closing Date, including interest receivable with respect to any of the foregoing;

(l) all Claims of Seller or its Related Person or their Related Persons, including Claims arising out of or relating in any way to the Chapter 11 Case or any of the transactions contemplated thereby or entered into as a consequence thereof, including any claims (as defined in Section 101(5) of the Bankruptcy Code) filed, scheduled or otherwise arising in the Chapter 11 Case;

(m) all shares of capital stock or other equity interests of Seller and all Affiliates of Seller;

(n) all rights of Seller arising under (i) this Agreement and (ii) any other agreement between Seller and Buyer entered into in connection with this Agreement;

(o) all rights to or goodwill represented by or pertaining to all names, marks, trade names, trademarks and service marks incorporating the name Flying J or any other name set forth on Schedule 1.2(o) (the “Flying J Marks”) and any brand names or derivatives thereof no matter how used, whether as a corporate name, domain name or otherwise and including the corporate design logo associated with any Flying J Mark or variant of any Flying J Mark other than the Longhorn Pipeline name;

(p) all rights of Flying J or it Affiliates under any Contract that has been guaranteed by Flying J or an Affiliate of Flying J or to which Flying J is a party, other than rights of Seller under an Assigned Contract;

(q) all rights under any Contract that is, at the time of Closing, secured by any collateral owned by any of Seller’s Affiliates, Excluded Assets, or letters of credit other than an Assigned Contract;

(r) all Retained Books and Records;

(s) all of Seller’s rights to recovery of (i) cash collateral, (ii) security deposits and (iii) collateral given to obtain letters of credit and rights to recover amounts drawn or paid on letters of credit;

(t) all accounts receivable and other amounts due to Seller from any Affiliate of Seller and all rights and Claims of Seller against any Affiliate of Seller;

(u) Flying J skid racks at Crane Station;

(v) the Flying J card lock fueling facility and the truck lot adjacent to such facility at the El Paso Terminal;

(w) all bank accounts of Seller or any of its Affiliates;

(x) all assets set forth on Schedule 1.2(x);

(y) Seller’s rights under that certain pollution legal liability policy number PLL12436398 with American International Specialty Lines Insurance Company and that certain pollution legal liability excess policy number XEC001704202 with Indian Harbor Insurance Company (collectively, the “Pollution Policies”); and

(z) all reserved rights of the owners of outstanding oil, gas and mineral interests and/or their lessees to explore for, drill, extract, produce and develop said oil, gas and minerals in, on and under the lands associated with the Real Property, together with the right to use as much of the surface of said lands as is reasonably necessary to exercise such rights.

1.3. Assumption of Liabilities. Without limiting the rights of Buyer under Article 14 for breaches of any representations or warranties of Seller made in Article 4, at the Closing, Buyer shall assume, and Buyer shall hereafter pay, perform and discharge when due, the following liabilities and obligations of Seller and no others (collectively, the “Assumed Liabilities”):

(a) all liabilities and obligations of Seller arising after the Effective Time under the Assigned Contracts, along with Buyer Cure Cost Obligations;

(b) all liabilities and obligations arising after the Effective Time under the Permits of Seller;

(c) all liabilities and obligations relating to or arising out of those Mitigation Commitments set forth on the Mitigation Plan that have not been completed prior to the Effective Time, are ongoing, or are required to be implemented after the Effective Time, which liabilities and obligations, to the Knowledge of Seller, are listed on Schedule 1.3(c);

(d) all liabilities and obligations of Seller for Transaction Taxes payable in connection with the transactions contemplated by this Agreement;

(e) all liabilities and obligations of Seller arising under or relating to any environmental, health or safety matter (including any liability or obligation arising under any Environmental Law);

(f) all liabilities and obligations assumed by or agreed to be performed by Buyer or any of its Affiliates pursuant to this Agreement or any Ancillary Agreement;

(g) all liabilities and obligations of Seller relating to or arising from the operation of the Business or the ownership of the Acquired Assets, on and after the Effective Time;

(h) all liabilities and obligations of Seller to store, terminal or ship petroleum products of third parties; and

(i) Buyer’s portion of prorated Taxes, fees and expenses set forth in Article 11.

Other than the Assumed Liabilities and the Permitted Encumbrances, the sale of the Acquired Assets shall be free and clear of any and all Encumbrances to the extent provided by the Bankruptcy Code (including Sections 105 and 363(f) thereof) or by order of the Bankruptcy Court.

1.4. Excluded Liabilities. Notwithstanding anything to the contrary contained in this Agreement, the Ancillary Agreements or any other agreement or instrument, other than the Assumed Liabilities, Buyer shall not assume or be liable with respect to any other liability or obligation of Seller and its Related Persons (such other liabilities and obligations, the “Excluded Liabilities”) and Seller and its Related Persons, as applicable, shall remain solely responsible and liable for all Excluded Liabilities. Excluded Liabilities shall include, but not be limited to, the following liabilities and obligations (other than in each case to the extent the same are Assumed Liabilities): (a) liabilities and obligations of Seller with respect to any note or other liability or obligation (including intercompany debt or intercompany accounts payable) owing from Seller to any of its Affiliates, (b) liabilities and obligations arising in connection with Excluded Assets, (c) liabilities and obligations of Seller resulting from the Valero Litigation, the Tanner Litigation and the Kinder Morgan Litigation, (d) liabilities and obligations that Seller has agreed to pay or perform pursuant to this Agreement, (e) liabilities and obligations of Seller in respect of indebtedness for borrowed money (including liabilities and obligations pursuant to the Pollution Policies Financing Agreement), (f) all Taxes, including penalties and interest thereon related to or imposed upon the Business, the Acquired Assets or the Excluded Assets prior to the Effective Date, including Seller’s portion of any prorated Taxes, fees and expenses in accordance with Article 11, (g) liabilities of Seller for deferred revenue, (h) all accounts payable and accrued liabilities arising prior to the Closing Date, (i) the Seller Cure Cost Obligations, (j) all deficiency payments (the “KM Pre-Effective Time Deficiency Obligations”) due to Kinder Morgan pursuant to the Connection Agreement with respect to periods or partial periods ending prior to the Effective Time (assuming for purposes of this Agreement that, with respect to any partial period, the deficiency payment obligation is calculated with respect to a period that ends on the Closing Date (e.g., by taking the volume of commodities or other product required to be delivered by Seller during the one-year period in which the Closing occurs and multiplying such volume by a fraction, the numerator of which is the number of days from the September 1 immediately preceding the Closing Date through the day immediately preceding the Closing Date and the denominator of which is 365 and calculating the volume of commodities or other product actually delivered or credited as delivered in accordance with the Connection Agreement during the period from the September 1 immediately preceding the Closing Date through the day immediately preceding the Closing Date and calculating the deficiency payment accordingly)), (k) liabilities and obligations of Seller to third parties arising prior to the Effective Time from the 42-mile replacement project on the Pipeline System, and (l) those liabilities of Seller listed on Schedule 1.4. For the avoidance of doubt, any liabilities and obligations of Seller arising from or relating to the Seller Note, the Merrill Lynch Agreements and the Seller’s debtor-in-possession financing are Excluded Liabilities.

1.5. Delayed Conveyance of Certain Property.

(a) Notwithstanding anything in this Agreement to the contrary, Seller shall not be obligated to assign, transfer, or convey (or cause to be assigned, transferred, or conveyed) to Buyer any Delayed Acquired Asset or Delayed Assumed Liability until such time as all Legal Impediments are removed and/or all Consents necessary for the legal transfer and/or assumption thereof are obtained or delivered in respect of such Delayed Acquired Asset or Delayed Assumed Liability, as applicable; provided that, for all purposes of this Section 1.5, if the Bankruptcy Code (including Section 365 thereof) permits the assignment, transfer or conveyance without any other removal of any Legal Impediment or the obtaining or delivering of any such Consent, then the Parties shall take whatever action is reasonably necessary under the Bankruptcy Code to cause the assignment, transfer and conveyance of such Delayed Acquired Asset or Delayed Assumed Liability as of the Closing Date without such separate removal of any such Legal Impediment or such separate obtaining or delivery of any such Consent and such asset or liability, as the case may be, shall be transferred on the Closing Date and without regard to the other provisions of this Section 1.5. Following such assignment, transfer, and conveyance of any Delayed Acquired Asset, or the assumption of any Delayed Assumed Liability, the applicable Delayed Acquired Asset or Delayed Assumed Liability shall be treated for all purposes of this Agreement as an “Acquired Asset” or as an “Assumed Liability,” as the case may be, and shall no longer be a “Delayed Acquired Asset” or a “Delayed Assumed Liability”. For all purposes hereof, unless otherwise waived in writing by Seller or transferred, assigned or conveyed as provided in this Section 1.5(a), “Acquired Assets” shall not include any Delayed Acquired Asset and “Assumed Liabilities” shall not include any “Delayed Assumed Liability” until the Legal Impediments are removed and/or all Consents necessary for the legal transfer and/or assumption thereof are obtained or delivered in respect of such Delayed Acquired Asset or Delayed Assumed Liability.

(b) To the extent permitted by Law and to the extent otherwise permissible in light of any Legal Impediment or required Consent, if the transfer, assignment or conveyance or assumption of any Delayed Acquired Asset or any Delayed Assumed Liability intended to be transferred, assigned or assumed hereunder is not consummated on the Closing Date, then Seller shall thereafter hold such Delayed Acquired Asset or such Delayed Assumed Liability for the use and benefit, to the extent it may lawfully do so, of Buyer (at the expense of Buyer). In addition, to the extent permitted by law and to the extent otherwise permissible in light of any Legal Impediment or required Consent, Seller shall take such other actions in order to place Buyer, to the extent it may lawfully do so, in the same position as if such Delayed Acquired Asset or such Delayed Assumed Liability had been transferred, assigned or conveyed or assumed as contemplated hereby and so that all the benefits and burdens relating to such Delayed Acquired Asset or such Delayed Assumed Liability, including possession, use, risk of loss, potential for gain, and dominion, control and command over such asset, are to inure from, and after the Closing Date to Buyer. To the extent permitted by law and to the extent otherwise permissible in light of any Legal Impediment or required Consent, Buyer shall be entitled to, and shall be responsible for, the management and the benefits and burdens of any Delayed Acquired Asset or any Delayed Assumed Liability not yet transferred to or assumed by it as a result of this Section 1.5, and, subject to the other provisions of this Agreement, the parties hereto agree to use reasonable best efforts to cooperate and coordinate with respect to obtaining any Consent or removing any Legal Impediment, including by providing any financial information and pro forma financial information of the relevant party and its Affiliates reasonably required by the party from whom a Consent is sought to be obtained or from whom a Legal Impediment is sought to be removed. Each of the parties hereto agrees that, until a Delayed Assumed Liability is assumed by Buyer, Buyer shall indemnify and hold harmless Seller from such Delayed Assumed Liability. Nothing herein shall require Seller to expend any money or commence any litigation to obtain the removal of any Legal Impediment or obtain any required Consent.

(c) If and when the Legal Impediments and the Consents, the failure to remove or the absence of which caused the deferral of the transfer or assumption of any Delayed Acquired Asset or Delayed Assumed Liability, are removed or obtained, as the case may be, the transfer and assumption of the applicable Delayed Acquired Asset or Delayed Assumed Liability shall be promptly effected in accordance with the terms of this Agreement and/or any other applicable Ancillary Agreements, without the payment of additional consideration.

(d) In connection with Seller’s retention of a Delayed Acquired Asset or Delayed Assumed Liability due to the deferral of the transfer or assumption of such Delayed Acquired Asset or Delayed Assumed Liability pursuant to this Section 1.5, Seller shall not be obligated to expend any money, unless the necessary funds are advanced by Buyer.

ARTICLE 2

CONSIDERATION

2.1. Consideration. The aggregate consideration for the sale and transfer of the Acquired Assets is (i) the Purchase Price, which is payable and deliverable at the Closing in accordance with Section 3.3 plus (ii) the assumption by Buyer at the Closing of the Assumed Liabilities.

2.2. Deposit. On or prior to 12:00 p.m. central daylight time on the first calendar day after the date hereof (i.e., June 19, 2009), Buyer and Flying J shall execute and deliver the Purchase Notice and Buyer shall deposit with the Escrow Agent $12,500,000.00 (the “Deposit”). The Deposit shall be held and disbursed pursuant to the terms of the Master Escrow Agreement, the Purchase Notice and this Agreement.

ARTICLE 3

CLOSING AND DELIVERIES

3.1. Closing. The sale, transfer, assignment and delivery by Seller of the Acquired Assets to Buyer and the assumption by Buyer of the Assumed Liabilities (the “Closing”), will take place at the offices of Kirkland & Ellis LLP, 153 East 53 rd Street, New York, New York at 10:00 a.m. eastern prevailing time on the second Business Day following the satisfaction or waiver by the appropriate party of all the conditions contained in Article 12 (other than conditions which by their terms or their nature are to be performed or measured as of the Closing Date), or on such other date or at such other place and time as may be agreed to by the Parties (the “Closing Date”). The Closing will be deemed to be effective at the Effective Time.

3.2. Seller’s Deliveries.

(a) At the Closing, Seller shall, or shall cause one of its Affiliates to, deliver the following documents consistent with the terms of this Agreement:

(i) the Main Line Fill Purchase Agreement, duly executed by an Affiliate of Seller and in the form of Exhibit A-1 hereto;

(ii) the Spur Line Fill Purchase Agreement, duly executed by an Affiliate of Seller and in the form of Exhibit A-2 hereto;

(iii) a bill of sale with respect to the Acquired Assets (other than the Assigned Contracts, Real Property and assets set forth in Section 1.1(d)(ii)), duly executed by Seller and in the form of Exhibit B-1 hereto;

(iv) an assignment and assumption agreement with respect to the Assigned Contracts (other than the Real Property Leases and the Real Property Licenses) and Assumed Liabilities, duly executed by Seller and in the form of Exhibit B-2 hereto;

(v) a copy of the Business Records in Seller’s possession or control (it being understood that any Business Records located at the 3411 Richmond Avenue, Houston, Texas location (the “Houston Office Site”) need not be physically delivered, but will be deemed delivered at the Closing), provided that, for any Business Records not located at the Houston Office Site, Seller may deliver such Business Records to Buyer promptly after the Closing Date, but in no event later than one hundred twenty (120) days after the Closing Date;

(vi) one or more assignment and assumption agreements with regard to the Real Property Easements, duly executed by Seller and in the form of Exhibit B-3 hereto, as modified as necessary to meet the filing requirements for each recording jurisdiction;

(vii) an assignment and assumption agreement with regard to the Real Property Leases, duly executed by Seller and in the form of Exhibit B-4 hereto, as modified as necessary to meet the filing requirements for each recording jurisdiction;

(viii) an assignment and assumption agreement with regard to the Real Property Licenses duly executed by Seller and in the form of Exhibit B-5 hereto, as modified as necessary to meet the filing requirements for each recording jurisdiction;

(ix) one or more special warranty deeds with regard to each parcel of the Owned Real Property, duly executed by Seller and in the form of Exhibit B-6 hereto, as modified as necessary to meet the filing requirements for each recording jurisdiction;

(x) a secretary’s certificate certifying as to the resolutions of the general partner of Seller approving and authorizing this Agreement and the transactions contemplated by this Agreement and in the form of Exhibit B-7 hereto;

(xi) certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent agreed by Buyer and Seller to be necessary to evidence the transfer, conveyance and assignment of Seller’s right, title and interest in and to the Acquired Assets to Buyer (collectively, the “Additional Asset Conveyance Documents”);

(xii) such assignments of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption by Buyer of the Assumed Liabilities (collectively, the “Additional Liabilities Assumption Documents”);

(xiii) an affidavit of non-foreign status that complies with Section 1445 of the Code, duly executed by Seller or Seller’s Affiliate, as applicable, and in the form of Exhibit B-8 hereto; and

(xiv) the Indemnity Escrow Agreement.

(b) Notwithstanding anything in this Agreement or any Ancillary Agreement to the contrary, Seller’s obligation to convey to Buyer all rights of Seller under the Permits or Crossing Permits consist of providing: (i) if required by Law, notices of intent to transfer the Permit to Buyer in accordance with the Government regulations governing such Permit transfer, and (ii) information as required by the Government regulations governing such Permit transfer. Furthermore, in no event shall Seller, any of its Related Persons or their Related Persons be required to deliver any Additional Asset Conveyance Document or Additional Liabilities Assumption Document that (i) requires Seller, any of its Related Persons or their Related Persons to make any additional representations, warranties or covenants, express or implied, not contained in this Agreement or (ii) otherwise expands the liabilities or obligations of Seller, any of its Related Persons or their Related Person related to the transactions contemplated hereby.

3.3. Buyer’s Deliveries.

(a) At Closing, the Escrow Agent shall cause $10,000,000 of the Deposit (the “Initial Indemnity Escrow Fund”) to be transferred to the escrow account established pursuant to the Indemnity Escrow Agreement (the “Indemnity Escrow Account”) and Buyer and Seller shall take all action required to cause such delivery of such portion of the Deposit to the Indemnity Escrow Account on the Closing Date and the Indemnity Escrow Funds shall become and shall continue to be held by the Escrow Agent and released in accordance with the provisions of Article 14 of this Agreement and the Indemnity Escrow Agreement;

(b) At Closing, (i) the Escrow Agent shall pay to Seller the excess of the Deposit minus the Initial Indemnity Escrow Fund in accordance with the terms of the Master Escrow Agreement and the Purchase Notice, by wire transfer of immediately available funds to a bank account designated by Seller in writing (the “Seller’s Account”) and each of Buyer and Seller shall take all action required to cause such delivery of such portion of the Deposit to Seller on the Closing Date to occur and (ii) subject only to adjustment in accordance with Section 11.4, Buyer shall pay to Seller an amount equal to (x) the Purchase Price, minus (y) the Deposit, minus (z) the Deferred Fee Amount by wire transfer of immediately available funds to the Seller’s Account; provided that Seller shall have the right, but not the obligation, to pay, or cause to be paid, to any secured creditor any portion of the amount payable to Seller pursuant to this Section 3.3(b) and Seller shall comply with any orders of the Bankruptcy Court regarding the payment and/or allocation of such amount or other amounts payable hereunder or under the Ancillary Agreements;

(c) At or prior to Closing, Buyer shall deliver the following documents consistent with the terms of this Agreement

(i) the Main Line Fill Purchase Agreement, duly executed by Buyer and in the form of Exhibit A-1 hereto;

(ii) the Spur Line Fill Purchase Agreement, duly executed by Buyer and in the form of Exhibit A-2 hereto;

(iii) an assignment and assumption agreement, duly executed by Buyer, in the form of Exhibit B-2 hereto;

(iv) one or more assignment and assumption agreements with regard to the Real Property Easements, duly executed by Buyer and in the form of Exhibit B-3 hereto, as modified as necessary to meet the filing requirements for each recording jurisdiction;

(v) an assignment and assumption agreement with regard to the Real Property Leases, duly executed by Buyer and in the form of Exhibit B-4 hereto, as modified as necessary to meet the filing requirements for each recording jurisdiction;

(vi) an assignment and assumption agreement with regard to the Real Property Licenses duly executed by Buyer and in the form of Exhibit B-5 hereto, as modified as necessary to meet the filing requirements for each recording jurisdiction;

(vii) a secretary’s certificate certifying as to the resolutions of Buyer approving and authorizing this Agreement and the transactions contemplated by this Agreement and in the form of Exhibit B-9 hereto;

(viii) each of the Additional Asset Conveyance Documents and Additional Liabilities Assumption Documents; and

(ix) the Indemnity Escrow Agreement.

3.4. Proceeds from Operations. All proceeds attributable to the operation, ownership, use or maintenance of, or otherwise relating to, the Business prior to the Closing Date shall be the property of Seller and to the extent received by Buyer or its Affiliates, Buyer shall promptly and fully disclose, account for and transmit same to Seller. All other proceeds attributable to the operation, ownership, use, or maintenance of, or otherwise relating to, the Business on and after the Closing Date shall be the property of Buyer and to the extent received by Seller or its Affiliates, Seller shall promptly and fully disclose, account for and transmit same to Buyer. For the avoidance of doubt, all proceeds collected or paid in respect of an Excluded Asset (including cash paid in respect of receivables or Inventory of Seller or relating to the operation, ownership, use or maintenance of the Business prior to the Closing Date) shall be the property of, and for the benefit of, Seller.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer on the date hereof as follows, except in all cases as disclosed in the Disclosure Schedules:

4.1. Corporate Organization. Seller is duly organized and validly existing under the Laws of the State of Delaware and is duly qualified or licensed to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties or operation of its assets makes such qualification or licensing necessary, except where the failure to be so qualified would not have a Material Adverse Effect. Subject to any necessary authority from the Bankruptcy Court, Seller has all requisite limited partnership power and authority to own its properties and assets and to conduct its business as now conducted.

4.2. Authorization and Validity. Subject to the Bankruptcy Court’s entry of the Sale Order and the receipt of the Consents set forth on Schedule 4.4, Seller has all requisite limited partnership power and authority to enter into this Agreement and the Ancillary Agreements to which it is or will be a party and to carry out its obligations hereunder and thereunder. Subject to the Bankruptcy Court’s entry of the Sale Order, the execution and delivery of this Agreement and the Ancillary Agreements and the performance by Seller of its obligations hereunder and thereunder have been duly authorized by all necessary action by the general partner of Seller, and no other organizational proceedings on the part of Seller are necessary to authorize such execution, delivery and performance. This Agreement has been, and the Ancillary Agreements when delivered will be, duly executed by Seller and, subject to the Bankruptcy Court’s entry of the Sale Order, constitute or will constitute its valid and binding obligation, enforceable against it in accordance with the terms herein and therein, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally, and is subject to general principles of equity.

4.3. No Conflict or Violation. Subject to the receipt of all Consents set forth on Schedule 4.4 and the receipt of the Antitrust Approvals, the execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements do not and will not (a) violate or conflict with any provision of the limited partnership agreement (or equivalent organizational documents such as a certificate of incorporation or by-laws) (collectively, the “Organizational Documents”) of Seller, (b) subject to the Bankruptcy Court’s entry of the Sale Order, violate any provision of law, regulation, rule or other legal requirement of any Government (“Law”) or any order, judgment or decree of any court or Government (“Order”) applicable to Seller, or (c) subject to the Bankruptcy Court’s entry of the Sale Order, violate, result in a breach of or constitute (with due notice or lapse of time, or both) a default under any Assigned Contract, which violation, conflict, breach or default in the case of clauses (b) and (c) that would reasonably be expected to have a Material Adverse Effect.

4.4. Consents and Approvals. Other than Consents relating to Real Property Easements (the only representations to which are set forth in Section 4.12) and as may result from the Chapter 11 Case, Schedule 4.4 sets forth a true and correct list of each Consent and each declaration to, or filing or registration with, any Government that is required in connection with the execution and delivery of this Agreement and the Ancillary Agreements by Seller or the performance by Seller of its obligations hereunder or thereunder, the failure of which to obtain would reasonably be expected to have a Material Adverse Effect.

4.5. Compliance with Law. Except as would not reasonably be expected to result in a material liability of the Business after the Closing or materially impair the operation of the Business after the Closing or as otherwise set forth on Schedule 4.5 or Schedule 4.6, (a) Seller is in compliance in all material respects with all Laws, (b) Seller has not received written notice of, nor to Seller’s Knowledge has Seller been under investigation for, any material violation of any Law, including Seller’s obligations to provide accurate information in its quarterly FERC Form 6 filings (other than with respect to Environmental Law, as to which the only representations and warranties made by Seller are those contained in Section 4.9), and (c) Seller is not in material default with respect to any Order, in all cases as applicable to the Acquired Assets, the Business or operation of the Pipeline System.

4.6. Litigation. As of the date of this Agreement and except (x) as a result of the Chapter 11 Case, (y) Claims made or to be made against Seller or any of its Related Persons in the Chapter 11 Case, or (z) as otherwise set forth on Schedules 4.6 or 4.9, there are no Claims, suits or proceedings pending or, to the Knowledge of Seller, threatened, before any Government, brought by or against Seller, related to the Business or the Acquired Assets.

4.7. Material Contracts.

(a) Schedule 4.7(a) sets forth a complete and correct list of each of the Assigned Contracts that:

(i) relates to the maintenance, operation, refurbishment or expansion of the Pipeline System or the acquisition of goods, the construction of assets, the purchase, sale or lease of equipment or other personal property, or the provision of any services, which requires any future payment in excess of $250,000 in the aggregate during any 12 month period; or

(ii) the consequences of a default under or termination of such Assigned Contract would reasonably be expected to result in a Material Adverse Effect (clauses (i) and (ii) collectively, the “Material Contracts”).

(b) Other than as set forth on Schedule 4.7(b)(I) or in motions, other pleadings or similar items filed with the Bankruptcy Court, neither Seller nor, to Seller’s Knowledge, any other party to any of the Material Contracts is in breach or default under nor has commenced any action against any of the parties to such Material Contracts or given or received any written notice of any material default or violation under any Material Contract that was not withdrawn or dismissed, except only for those defaults that will be cured in accordance with the Sale Order (or that need not be cured under the Bankruptcy Code to permit the assumption and assignment of the Assigned Contracts). To Seller’s Knowledge, each of the Material Contracts is, or will be at the Closing, valid, binding and in full force and effect against Seller, except as otherwise set forth on Schedule 4.7(b)(II).

(c) Except for Consents or waivers which are not required as a result of the operation of the Bankruptcy Code or the Sale Order or as otherwise set forth on Schedule 4.7(c), no Consent or waiver under any of the Assigned Contracts (including the Real Property Leases and the Real Property Licenses) or Real Property Easements is required to be obtained by Seller in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

(d) Except as may arise related to the Chapter 11 Case or as set forth on Schedule 4.7(d), none of the other parties under any of the Material Contracts has provided Seller with any written notice that it currently plans or intends to terminate any such Contract, or otherwise cease their performance thereunder related to such Contracts or the Business.

4.8. Permits. Schedule 4.8(I) sets forth a complete and correct list of all material Permits and all pending applications therefor obtained by Seller in connection with the operation of the Pipeline System, other than (a) the Environmental Permits, as to which the only representations and warranties made by Seller are those contained in Section 4.9, and (b) the Crossing Permits, as to which the only representations and warranties made by Seller are those contained in Section 4.12(b). As of the date of this Agreement, except as would not reasonably be expected to result in a material liability of the Business after the Closing or materially impair the operation of the Business after the Closing or as otherwise set forth on Schedule 4.8(II), each such Permit is valid and in full force and effect, and is not subject to any pending or, to Seller’s Knowledge, threatened administrative or judicial proceeding to revoke, cancel, suspend or declare such Permit invalid in any respect. To Seller’s Knowledge, Schedule 4.8(I) sets forth all material Permits necessary for the operation of the Pipeline System as currently conducted.

4.9. Environmental Matters. Except as would not reasonably be expected to result in a material liability of the Business after the Closing or materially impair the operation of the Business after the Closing or as otherwise set forth on Schedule 4.9, to Seller’s Knowledge, with respect to the Acquired Assets or the operation of the Pipeline System:

(a) Seller is in compliance with and, since September 1, 2006, has complied with all applicable Environmental Laws.

(b) Seller has obtained and since September 1, 2006 has complied with all Environmental Permits required for the operation of the Pipeline System; a list of such Environmental Permits is set forth on Schedule 4.9(b). To Seller’s Knowledge, the Permits set forth on Schedule 4.9(b) are all of the material Environmental Permits necessary for the operation of the Pipeline System as currently conducted.

(c) Seller’s operation of the Pipeline System is not subject to any Order issued pursuant to Environmental Law.

(d) Since September 1, 2006, Seller has not received a written complaint, Order, directive, Claim, citation or notice of violation, suit or proceeding from any Government or any other Person with respect to any violation of Environmental Laws or any release, spill, leak, discharge or emission of any Hazardous Materials.

(e) Seller has made available to Buyer copies of all Environmental Reports that are in the possession or within the reasonable control of Seller.

(f) The representations and warranties contained in this Section 4.9 are the only representations and warranties made by Seller with respect to matters arising under Environmental Laws or relating to Hazardous Materials.

4.10. [Intentionally Omitted].

4.11. Owned Real Property. Schedule 1.1(a)(I) sets forth a complete and correct list of all material real property owned in whole or in part (and states the ownership percentage of all partially owned real property, if applicable) by Seller and used in connection with the operation of the Pipeline System. Seller has made available to Buyer all material existing surveys or topographical maps for the Owned Real Property and title policies in Seller’s possession or reasonably under its control. Except as set forth on Schedule 1.1(a)(II) and subject to the Existing Encumbrances, Seller has Good and Defensible Title to all Owned Real Property free and clear of Encumbrances arising by, through or under Seller.

4.12. Real Property Easements; Crossings.

(a) To Seller’s Knowledge, after reasonable inquiry, Schedule 1.1(c)(I) sets forth a complete and correct list of all easements, rights of way and other real property entitlements relating to the Pipeline System. Seller has made available to Buyer a true and complete copy of each Real Property Easement in its possession or control. Except as set forth on Schedule 1.1(c)(II), subject to the Existing Encumbrances, Seller has Good and Defensible title to the Real Property Easements.

(b) To Seller’s Knowledge, after reasonable inquiry, Schedule 4.12(b) sets forth a list of Permits that Seller has obtained with respect to crossings of railroads, roads, waterways and similar crossings that the Pipeline System makes from Galena Park to El Paso, Texas and from Crane to Odessa, Texas (“Crossing Permits”). Except (i) matters known to Buyer’s Knowledge, (ii) those defaults that will be cured in accordance with the Sale Order (or that need not be cured under the Bankruptcy Code to permit the assumption and assignment of the Assigned Contracts), or (iii) as otherwise set forth on Schedule 4.12(b), to Seller’s Knowledge, as of the date of this Agreement, neither Seller nor, to Seller’s Knowledge, any other party to any of the Crossing Permits is in material breach or default under any such Crossing Permit or given or received any written notice of any material default or violation under any Crossing Permit that was not withdrawn or dismissed and each such Crossing Permit is valid and in full force and effect, and is not subject to any pending or, to Seller’s Knowledge, threatened administrative or judicial proceeding to revoke, cancel, suspend or declare such Crossing Permit invalid in any respect.

4.13. Real Property Leases and Licenses. To Seller’s Knowledge, after reasonable inquiry, Schedule 1.1(b) sets forth a complete and correct list of all leases and licenses used by Seller relating to the Pipeline System. Seller has made available to Buyer a true and complete copy of each lease or license of real property relating to the Pipeline System and in its possession or control. Except (i) matters known to Buyer’s Knowledge, (ii) those defaults that will be cured in accordance with the Sale Order (or that need not be cured under the Bankruptcy Code to permit the assumption and assignment of the Assigned Contracts), or (iii) as otherwise set forth on Schedule 4.12(b), to Seller’s Knowledge, as of the date of this Agreement, neither Seller nor, to Seller’s Knowledge, any other party to any of the leases and licenses is in material breach of or default under any Leases or Licenses or given or received any written notice of any material default or violation under any lease or license that was not withdrawn or dismissed and each such lease or license is valid and in full force and effect, and is not subject to any pending or, to Seller’s Knowledge, threatened administrative or judicial proceeding to revoke, cancel, suspend or declare such lease or license invalid in any respect.

4.14. Title to Assets. Other than Existing Encumbrances or as otherwise set forth on Schedule 4.14, Seller has title to the personal property, other than the leased property, included in the Acquired Assets.

4.15. Business Records. Seller has made, or will make, available to Buyer those Business Records that are in the possession or control of Seller or its Affiliates which Buyer does not already have in its possession or control.

4.16. Intellectual Property. Seller owns or possesses licenses or other valid rights to use the intellectual property used in connection with the operation of the Business as currently conducted, except to the extent such intellectual property is provided by the Operator pursuant to its obligations under the O&M Agreement or where the failure to possess such licenses or valid rights to use would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth in Schedule 4.16, to Seller’s Knowledge, the conduct of the operations of the Business as currently conducted does not infringe upon any intellectual property of any third party. To Seller’s Knowledge, no Person is infringing upon any intellectual property used in the conduct of the operation of the Business, except where such infringement would not, individually or in the aggregate, have a Material Adverse Effect.

4.17. Taxes. Except as would not reasonably be expected to result in a material liability to the Business after the Closing or as would result in an Encumbrance on the Acquired Assets that is not released at Closing, (a) Seller has filed in a timely manner all required federal, state, and local Tax returns related to the Acquired Assets, and has paid (except amounts being diligently contested in good faith by appropriate Proceedings and disclosed in Section 4.17 of the Disclosure Schedule) all required Tax or similar assessments arising from or related to the Acquired Assets, including any interest, penalties or additions attributable thereto shown as due on all such filings and (b) Taxes which Seller was required by Law to withhold or collect in respect of the Acquired Assets have been withheld or collected and have been paid over to the proper Government or are properly held by Seller for such payment when due and payable.

4.18. Assets Used in the Business. Except for (a) the Excluded Assets, (b) assets provided by the Operator, (c) assets associated with the provision of services to Seller including but not limited to tax, legal and accounting, (d) assets sold, transferred or otherwise disposed of in the Ordinary Course of Business, and (e) other assets set forth on Schedule 4.18, at the Closing, the Acquired Assets will constitute all of the material assets used in the Business as conducted as of the date of this Agreement.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows, except in all cases as disclosed in the Disclosure Schedules.

5.1. Corporate Organization. Buyer is a limited partnership, duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, and has all requisite power and authority to own its properties and assets and to conduct its business as now conducted.

5.2. Authorization and Validity. Buyer has all requisite power and authority to enter into this Agreement and to execute and deliver any Ancillary Agreement to which it is or will be a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Agreements and the performance of Buyer’s obligations hereunder and thereunder have been duly authorized by all necessary action by the board of directors of Buyer’s general partner, and no other proceedings on the part of Buyer are necessary to authorize such execution, delivery and performance. This Agreement has been, and the Ancillary Agreements when delivered will be duly executed by Buyer and do and will constitute its valid and binding obligation, enforceable against it in accordance with the terms herein and therein, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and (b) is subject to general principles of equity.

5.3. No Conflict or Violation. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements, and the operation of the Business by Buyer as it is constituted as of the Closing Date do not and will not (a) violate or conflict with any provision of the Organizational Documents of Buyer and (b) violate any provision of Law, or any Order applicable to Buyer, nor will they result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contract to which Buyer is a party, by which it is bound or to which any of its properties or assets is subject.

5.4. Consents, Approvals and Notifications. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements, and the operation of the Business by Buyer as it is constituted as of the Closing Date do not require the Consent of, or filing with or notification of, any Government or any other Person except as required: (a) under any Antitrust Law; (b) for entry of the Sale Order by the Bankruptcy Court; or (c) for such Consents and filings, the failure to obtain or make would not reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby.

5.5. Financing. On and after the Closing Date, Buyer will have sufficient funds available to finance and consummate the transactions contemplated by this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder. Without limiting the generality of the foregoing, on the date hereof, Buyer has delivered to Seller, true and correct copies of that certain $550,000,000 Second Amended and Restated Credit Agreement dated as of

September 20, 2007 among Buyer, as Borrower, the Lenders party thereto and Wachovia Bank, N.A., as Administrative Agent, including all exhibits, schedules, annexes and amendments to such agreement in effect as of the date of this Agreement (the “Credit Facility”), pursuant to which and subject to the terms and conditions thereof each of the lenders party thereto, have severally agreed to provide the debt financing set forth therein on the terms and subject to the conditions specified therein. The Credit Facility has not been amended, restated or otherwise modified or waived (except as contemplated thereby) prior to the date of this Agreement and the respective obligations contained in the Credit Facility have not been withdrawn, modified or rescinded in any respect prior to the date of this Agreement. As of the date of this Agreement, the Credit Facility is in full force and effect and constitutes the legal, valid and binding obligation of each of the parties thereto and no consents, approvals or waivers of any lenders or other Person a party thereto needs to be obtained in order for Buyer to obtain funds under the Credit Facility. There are no conditions precedent to the funding of any borrowings under the Credit Facility, other than as expressly set forth in the Credit Facility. The available borrowings under the Credit Facility and, if applicable, the Supplemental Facility, together with other financial resources of Buyer (including cash on hand and marketable securities of Buyer) on the Closing Date, will, in the aggregate, be sufficient for the timely satisfaction of Buyer’s obligations under this Agreement and the Ancillary Agreements. As of the date of this Agreement, (a) no event has occurred which would constitute a breach or default (or an event which with notice or lapse of time or both would constitute a default), in each case, on the part of Buyer under the Credit Facility or any other party to the Credit Facility and (b) subject to the satisfaction of the conditions contained in Sections 12.1 and 12.3 hereof, Buyer has no reason to believe that the conditions (if any) to the Financing will not be satisfied. When used herein, the “Financing” means all borrowings necessary under the Credit Facility and, if applicable, any Supplemental Facility for Buyer to timely consummate the transactions contemplated by this Agreement and the Ancillary Agreements and to perform and pay Buyer’s obligations when required hereunder and thereunder. Buyer has fully paid all fees required to be paid prior to the date of this Agreement pursuant to the Credit Facility.

5.6. Adequate Assurances Regarding Assigned Contracts. Buyer is and, as of the Closing Date and thereafter, will be capable of satisfying the conditions contained in Sections 365(b) and 365(f) of the Bankruptcy Code with respect to the Assigned Contracts.

ARTICLE 6

COVENANTS OF SELLER

Seller hereby covenants to Buyer as follows:

6.1. Conduct of Business Before the Closing Date. Without the prior written consent of Buyer or, without any request to do so by Seller or any of its Related Person unless consented to by Buyer, the authorization of the Bankruptcy Court after notice and a hearing, between the date hereof through the Closing Date, Seller shall not, except as required or expressly permitted pursuant to the terms hereof or of any Ancillary Agreement, make any material change in the Acquired Assets, taken as a whole, or enter into any material transaction other than an Alternative Transaction, in each case other than in the Ordinary Course of Business. Without limiting the generality of the foregoing, except as may be required by the

Bankruptcy Court without any request to do so from Seller or its Related Persons, from the date hereof until the Closing, Seller shall use commercially reasonable efforts to operate the Pipeline System and conduct the Business in substantially the same manner as conducted by Seller in the Ordinary Course of Business, taking into account business exigencies arising as a result of Seller’s financial condition, cash position and status as a filer under Chapter 11 of the Bankruptcy Code and Seller shall not enter into, amend or terminate any transportation, terminaling or interconnection agreements, or any other Material Contracts that are part of the Acquired Assets or file any revised tariffs without Buyer’s prior written consent, such consent not to be unreasonably withheld, delayed or conditioned; provided that Seller may enter into or amend such agreements in the Ordinary Course of Business if the term of such agreement or amendment is less than sixty days. Seller shall not be obligated to make any capital expenditures related to any expansion of the capacity of the Pipeline System. To the extent permitted by the Bankruptcy Court, Seller shall use commercially reasonable efforts to undertake any capital expenditures for the expansion of pipeline capacity currently contemplated in Seller’s annual budget and reasonably requested by Buyer if and to the extent that Buyer provides all funds necessary to undertake such activities, including for the procurement of equipment and third party services.

6.2. Obligations of Seller after Entry of Sale Order. From and after the date that the Sale Order is entered, Seller shall use reasonable best efforts to cause the Closing to occur as promptly as practicable, and Seller shall not, and shall not permit any of its Affiliates to, intentionally take any action that is reasonably likely to prevent or delay the consummation of the transactions contemplated hereby unless otherwise required by the Bankruptcy Court or Law. Without limiting or amending any covenant or agreement of Seller under this Agreement or any Ancillary Agreement which is not qualified by “reasonable best efforts”, when a covenant or agreement requires that Seller use its “reasonable best efforts”, such covenant or agreement shall not require Seller or any of its Related Person to expend any money to remedy any breach of any representation or warranty hereunder, to commence any litigation or arbitration proceeding, to offer or grant any accommodation (financial or otherwise) to any third party, to obtain any Consent required for the consummation of the transactions contemplated hereby or to provide financing to Buyer for the consummation of the transactions contemplated hereby; provided that, if Seller or any of its Affiliates remedies such breach prior to the Closing, Seller shall not be deemed to be in breach of such representation or warranty, or in violation of any covenant, for purposes of determining Buyer’s obligations to consummate the transactions contemplated by this Agreement.

6.3. Access to Properties and Records; Confidentiality. Prior to the Closing Date, unless an Alternative Transaction is approved in accordance with the Bidding Procedures, Seller shall afford to Buyer and to the accountants, counsel and representatives of Buyer, reasonable access during normal business hours throughout the period prior to the Closing Date (or the earlier termination of this Agreement pursuant to Article 13) to all books and records of Seller relating exclusively to the Business for purposes of assisting in the transition of the Acquired Assets and Assumed Liabilities to the Buyer at the Closing if (a) permitted under Law, (b) such books and records are not subject to confidentiality agreements, (c) disclosing such books and records would not adversely affect any attorney client privilege, work product or similar privilege and (d) such books and records do not relate to any confidential proprietary models or other information of Seller or any of its Affiliates pertaining to project evaluation, price curves or projections or other economic or other predictive models. Upon reasonable prior notice, Seller shall also afford Buyer reasonable access, during normal business hours, to the Business, to all operations of the Business and to all Acquired Assets throughout the period prior to the Closing Date for purposes of assisting in the transition of the Acquired Assets and the Assumed Liabilities to Buyer at the Closing. The rights of access contained in this Section 6.3 are granted subject to, and on, the following terms and conditions: (v) any such investigation shall not include physical testing or samplings and shall be exercised in such a manner as not to interfere unreasonably with the operation of the Business; (w) during the period from the date hereof through the Closing Date, all information provided to Buyer or its agents or representatives by or on behalf of Seller or their agents or representatives (whether pursuant to this Section 6.3 or otherwise) is governed by and subject to the Confidentiality Agreement, dated as of February 12, 2009, by and between Flying J and Buyer or an Affiliate of Buyer (the “Confidentiality Agreement”); (x) such rights of access shall not affect or modify the conditions set forth in Article 12 in any way; (y) all such rights of access are at Buyer’s sole cost, expense and risk; and Buyer shall indemnify Seller for any damages, suits, claims, proceedings, fines, judgments, costs or expenses (including attorneys’ fees and incidental, consequential or punitive damages) that Seller or any third party may suffer as a result of Buyer’s exercise of its rights under this Section 6.3; and (z) Buyer shall comply with and adhere to all of Seller’s safety policies and procedures.

6.4. Rejection of Assigned Contracts. Seller shall not reject any Assigned Contracts pursuant to the Chapter 11 Case without the prior written consent of Buyer.

6.5. Casualty Loss. Notwithstanding any provision in this Agreement to the contrary, if, before the Closing (a) all or any portion of the Acquired Assets is condemned or taken by eminent domain, or (b) a material portion is damaged or destroyed by fire or other casualty, Seller shall notify Buyer promptly in writing of such fact. In the case of condemnation or taking, Seller shall assign or pay, as the case may be, any proceeds thereof to Buyer at the Closing, and in the case of fire or other casualty, Seller shall either restore such damage or assign the insurance proceeds therefrom to Buyer at Closing. If Seller chooses to assign the insurance proceeds to Buyer, Seller agrees that the Purchase Price shall be reduced by the amount of the deductible for the insurance policy paying proceeds to Seller for such loss (with Buyer being responsible for payment of such deductible). Notwithstanding the foregoing, the provisions of this Section 6.5 do not in any way modify Buyer’s other rights under this Agreement, including any applicable right to terminate this Agreement if any condemnation, taking, damage or other destruction resulted in a Material Adverse Effect.

6.6. Provision of Data; Transfer of Software. Seller agrees to cooperate with such reasonable requests during normal business hours as Buyer may make prior to and following the Closing (which requests shall not interfere in any material respect with the responsibilities of the Business Employees), so as to assist Buyer, at Buyer’s sole cost and expense, with the integration, from and after the Closing, of the existing operational data, software and systems relating to the Pipeline System into Buyer’s software and systems. Notwithstanding the foregoing, the parties acknowledge and agree that Buyer is not acquiring any software or any computer or other electronic equipment transferred to Buyer as part of the Acquired Assets, unless and only to the extent that Buyer or Seller have obtained prior to the Closing any necessary licenses or rights to use such software from and after the Closing. Seller also agrees to cooperate with such reasonable requests during normal business hours as Buyer may make in order to facilitate Buyer’s acquisition of such licenses or rights, at no cost to Seller, but neither Seller nor any Affiliate of Seller shall have any obligation to assist Buyer to retain the services of any other Person, or to obtain any services provided by any such Person to support software or systems at any particular cost.

6.7. Further Assurances. Upon the request and at the sole expense of Buyer at any time after the Closing Date (but without additional consideration), Seller shall execute and deliver such documents as Buyer or its counsel may reasonably request to effectuate the transactions contemplated by this Agreement. Without limiting the foregoing, if at any time on or after the Closing, Seller or any of its Related Persons comes into possession or control of any Acquired Assets, Seller shall, subject in all respects to Section 1.5 with respect to Delayed Acquired Assets, promptly but in no event later than three (3) Business Days after coming into possession or control, return such Acquired Assets to Buyer for no additional consideration.

6.8. Seller’s Obligation to Perform. Seller shall pay, perform and discharge all Excluded Liabilities in accordance with Seller’s plan of reorganization or liquidation and as permitted by the Bankruptcy Court, as applicable, and will indemnify and hold Buyer and each of Buyer’s Related Persons harmless as provided in Article 14 for any and all Losses suffered by Buyer or any of its Related Persons from breach of the covenants and agreements of Seller in this Section 6.8.

6.9. Title Insurance. At or prior to Closing, Buyer may obtain, at its sole cost and expense, extended coverage ALTA owner’s policies of title insurance or other title insurance policy insuring fee title in Buyer to the Owned Real Property. Seller shall cooperate with Buyer in obtaining such policies, including cooperating with Buyer, at Buyer’s sole cost and expense, to obtain or extend an abstract for the Owned Real Property and to obtain surveys of the Owned Real Property necessary to obtain such policies. In no event shall the Closing be delayed or prevented by operation of this Section 6.9.

ARTICLE 7

COVENANTS OF BUYER

Buyer hereby covenants to Seller as follows:

7.1. Actions Before Closing Date. Subject to the express provisions of this Agreement, Buyer shall use reasonable best efforts (a) to perform and satisfy all conditions to each of Buyer’s and Seller’s obligations to consummate the transactions contemplated by this Agreement that are to be performed or satisfied by Buyer under this Agreement and (b) for the Closing to occur as promptly as practicable and Buyer shall not, and shall not permit any of its Affiliates to, intentionally take any action that is reasonably likely to prevent or delay the consummation of the transactions contemplated hereby. Without limiting or amending any covenant or agreement of Buyer under this Agreement or any Ancillary Agreement which is not qualified by “reasonable best efforts”, when a covenant or agreement requires that Buyer use its “reasonable best efforts”, such covenant or agreement shall not require Buyer or any of its Related Persons to expend any money to remedy any breach of any representation or warranty hereunder (other than the representations or warranties set forth in Section 5.5 and Section 5.6), to commence any litigation or arbitration proceeding, to offer or grant any accommodation

(financial or otherwise) to any third party, to obtain any Consent required for the transactions contemplated hereby or to sell or agree to sell any of the Acquired Assets or any assets owned by Buyer or any of its Affiliates.

7.2. Consents. Buyer acknowledges that certain Consents to the transactions contemplated by this Agreement may be required from parties to Assigned Contracts to which Seller and/or its Affiliates are party and that such Consents have not been obtained and may not be obtained. Buyer agrees that neither Seller nor any of Seller’s Related Persons shall have any liability whatsoever to Buyer (and Buyer shall not be entitled to assert any claims) arising out of or relating to the failure to obtain any Consents that may have been, or may be, required in connection with the transactions contemplated by this Agreement, or because of the default, acceleration or termination of or loss of right under any such contract, lease, license or other agreement as a result of such failure. Buyer further agrees that no representation, warranty or covenant of Seller contained herein shall be breached or deemed breached and no condition of Buyer shall be deemed not to be satisfied as a result of the failure to obtain any Consent, as a result of any default, acceleration or termination or loss of right resulting from such failure, or as a result of any lawsuit, action, claim, proceeding or investigation commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any Consent or any default, acceleration or termination or loss of right resulting from such failure. Subject to the foregoing, at Buyer’s written request prior to the Closing, if such Consent is required notwithstanding the provisions of Section 365 of the Bankruptcy Code, Seller shall cooperate with Buyer in any reasonable manner in connection with Buyer’s obtaining any such Consents; provided that such cooperation shall not include any requirement of Seller or any of its Affiliates to expend money, commence any litigation or arbitration proceeding or offer or grant any accommodation (financial or otherwise) to any third party.

7.3. Adequate Assurances Regarding Assigned Contracts. With respect to each Assigned Contract, to the extent required by the Bankruptcy Court, Buyer shall provide the Bankruptcy Court, Seller or the counterparty to any such Contract, as the case may be, adequate assurance of the future performance of such Assigned Contract by Buyer.

7.4. Cure of Defaults. Except as provided below, Buyer shall, on or prior to the Closing, cure (or, to the extent permitted by the Bankruptcy Code, segregate funds sufficient to cure) any and all defaults under the Assigned Contracts that are required to be cured under the Bankruptcy Code, so that such Contracts may be assumed by Seller and assigned to Buyer in accordance with the provisions of Section 365 of the Bankruptcy Code. Notwithstanding the forgoing, Buyer shall not be obligated to pay more than the Buyer Cure Cost Obligations to cure any such defaults. On the Closing Date, Seller shall pay or, to the extent permitted by the Sale Order, segregate funds sufficient to pay, the Seller Cure Cost Obligations.

7.5. Support Obligations.

(a) Buyer recognizes that Seller may have provided credit support with respect to the Acquired Assets (collectively, the “Support Obligations”). As promptly as practicable after the Sale Order is entered by the Bankruptcy Court, Buyer shall use reasonable efforts to effect the full and unconditional release of Seller from any and all Support Obligations identified by Seller to Buyer by:

(i) furnishing letters of credit containing terms and conditions that are substantially identical to the terms and conditions of existing letters of credit and from lending institutions that are either investment grade institutions or have a credit rating commensurate with or better than that of lending institutions for existing letters of credit;

(ii) instituting escrow arrangements with terms equal to, or more favorable to the counterparty than, the terms of existing escrow arrangements;

(iii) posting surety or performance bonds issued by an institution having a credit rating at least equal to those of the issuer of existing surety or performance bonds, and which replacement surety or performance bonds contain terms and conditions that are substantially identical to the terms and conditions of existing surety or performance bonds; and

(iv) providing substitute guaranties.

(b) Buyer and Seller shall use reasonable efforts to cause the beneficiary or beneficiaries of the Support Obligations to terminate and redeliver to Seller, prior to the Closing, each original copy of each original guaranty, letter of credit or other instrument constituting or evidencing such Support Obligations, to redeliver to Seller any cash collateral in respect of the Support Obligations and, as to any Support Obligations terminated after the Closing, promptly to redeliver such originals or cash to Seller, and in each case, to take such other actions as may be required to terminate such Support Obligations.

(c) If Buyer is not successful in obtaining the complete and unconditional release of Seller from the Support Obligations prior to the Closing, then Buyer shall indemnify, defend and hold harmless Seller from and against any and all costs, expenses, reimbursements or performance incurred by Seller in connection with the Support Obligations. Buyer shall, for so long as any Support Obligation remains outstanding, not effect any amendments or modifications or any other changes to the agreements, guaranties or letters of credit to which any of such Support Obligations relate, or otherwise take any action that would effect any change to such agreements, guaranties or letters of credit without Seller’s prior written consent. Notwithstanding anything in this Agreement to the contrary, prior to Closing, Buyer shall have the right to contact and have discussions with each beneficiary of a Support Obligation in order to satisfy its obligations under this Section 7.5; provided that (i) Buyer shall give Seller prior notice before making any such contact and (ii) Seller shall have the right to have one of its representatives present on the telephone line or in person, as applicable, during any such contact or discussion.

7.6. Availability of Business Records. After the Closing Date, Buyer shall provide to Seller and its Related Persons (after reasonable notice and during normal business hours and without charge to Seller) access to all Business Records for periods prior to the Closing and shall preserve such Business Records until the later of (a) six (6) years after the Closing Date and (b) the required retention period for all Government contact information, records or documents.

Such access includes access to any information in electronic form to the extent reasonably available. Buyer acknowledges that Seller has the right to retain originals or copies of Business Records for periods prior to the Closing. Prior to destroying any Business Records for periods prior to the Closing, Buyer shall notify Seller thirty (30) days in advance of any such proposed destruction of its intent to destroy such Business Records, and Buyer will permit Seller to retain such Business Records. With respect to any litigation and claims that are Excluded Liabilities, Buyer shall, at Seller’s expense, render all reasonable assistance that Seller may request in defending such litigation or claim and shall make available to Seller personnel most knowledgeable about the matter in question. If, after the Closing, Buyer (or any Affiliate or creditor of Buyer) receives any payment or revenue that belongs to Seller pursuant to this Agreement, Buyer shall promptly remit or cause to be remitted the same to Seller without set-off or deduction of any kind or nature.

7.7. Flying J Marks. Buyer agrees that, within thirty (30) days after the Closing Date, Buyer shall (a) remove, obliterate, cover or replace, as appropriate, all signs, billboards, containers, drums, advertisements or other media containing any service marks, trade names, trade dress or other indicia of origin of Flying J or any of Seller’s Affiliates (other than Longhorn) and (b) return to Seller or, at Seller’s option, destroy (and certify such destruction to Seller) all items and materials, including stationery, letterhead and purchase orders, located on any of the Acquired Assets containing the above described marks. In addition, Buyer agrees that, within thirty (30) days after the Closing Date, Buyer shall replace all signs located along the Pipeline System, including at river crossings, that identify Flying J or any affiliate of Flying J (other than Seller) as the operator of the Pipeline System.

7.8. Buyer Obligation to Perform; Cooperation with Seller.

(a) Buyer shall pay, perform and discharge all Assumed Liabilities when due or required and will indemnify and hold Seller and each of Seller’s Related Persons harmless as provided in Article 14 for any and all Losses suffered by Seller or any of its Related Persons from breach of the covenants and agreements of Buyer in this Section 7.8(a).

(b) Buyer acknowledges and agrees that certain litigation, namely the Tanner Litigation, the Valero Litigation and the Kinder Morgan Litigation, pertaining to the Business and the Pipeline System is being retained by Seller. Buyer shall, at the written request of Seller and at Seller’s cost and expense, cooperate with Seller in its pursuit, prosecution, and/or defense of any Claim related to the Tanner Litigation, the Valero Litigation, the Kinder Morgan Litigation or other litigation that may be instituted by or against Seller or its Related Persons related to the Business, the Pipeline System or the transactions contemplated hereby, including by making individuals available to provide testimony or information in connection therewith and to make Books and Records available for review, inspection and, as necessary, production.

(c) Buyer also acknowledges that there are certain issues between Seller and Longhorn Pipeline Investors, LLC (the “Seller Note Holder”) concerning the August 17, 2006 Membership Interests Purchase Agreement between Seller and the Seller Note Holder and Claims arising thereunder. Buyer shall, at the written request of Seller or the

Seller Note Holder, cooperate with Seller and/or the Seller Note Holder with respect to obtaining information related to such issues, including by making individuals available to provide information in connection therewith and to make relevant Business Records available for review, inspection and, as necessary, production; provided that Buyer shall have no obligation under this Section 7.8(c) unless the party for whom such information is being made available has agreed in a writing addressed to Buyer to reimburse Buyer for its out-of-pocket costs and expenses related to its obligations under this Section 7.8(c); provided further that Seller’s execution and delivery of this Agreement shall constitute such written agreement by Seller.

7.9. Further Assurances. Upon the request and at the sole expense of Seller at any time after the Closing Date (but without additional consideration), Buyer shall execute and deliver such documents as Seller or its counsel may reasonably request to effectuate the transactions contemplated by this Agreement. Without limiting the foregoing, if at any time on or after the Closing Buyer or any of its Related Persons comes into possession or control of any Excluded Assets (other than Excluded Assets that are the property of Buyer or its Affiliates as the Operator), Buyer shall promptly but in no event later than three (3) Business Days after coming into possession or control, return such Excluded Assets to Seller for no additional consideration.

7.10. Financing.

(a) Buyer shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the Financing on the terms and conditions described in the Credit Facility, including (i) maintaining in effect the Credit Facility and, as applicable, any Supplemental Facility without amendment after the date hereof, (ii) negotiating, executing and delivering all documents required under the Credit Facility and, as applicable, any Supplemental Facility to borrow under the Credit Facility and, as applicable, any Supplemental Facility to receive the Financing or otherwise required with respect to the transactions contemplated hereby and by the Ancillary Agreements, (iii) satisfying on a timely basis all conditions applicable to the Financing in the Credit Facility and, as applicable, any Supplemental Facility that are within the control of Buyer and comply with its obligations under the Credit Facility and, as applicable, any Supplemental Facility, (iv) consummating the Financing at or prior to the Closing, (v) ensuring sufficient availability thereunder such that, when taken together with cash on hand, at Closing and without delay for such availability, the Financing is sufficient to fulfill Buyer’s obligations under this Agreement and the Ancillary Agreements, and (vi) enforcing its rights under the Credit Facility and, as applicable, any Supplemental Facility in the event of a breach by the financing sources that impedes or delays the Closing, including seeking specific performance of the parties thereunder. Buyer shall use its reasonable best efforts to cause the lenders and the other Persons providing such Financing to fund on the Closing Date the Financing required to consummate the transactions contemplated by this Agreement and the Ancillary Agreements (including, notwithstanding anything to the contrary in Section 7.1 of this Agreement, by taking enforcement action, including seeking specific performance, to cause such lenders and the other Persons providing such Financing to fund such Financing). If any portion of the Financing becomes unavailable or Buyer becomes aware of any event or circumstance that makes any portion of the Financing unavailable, in each case, on the terms and conditions contemplated in the Credit Facility and, as applicable, any Supplemental Facility and such portion is reasonably required to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, Buyer shall use its reasonable best efforts to arrange and obtain alternative debt financing from the same and/or alternative financial institutions in an amount sufficient to consummate the transactions contemplated by this Agreement as promptly as practicable following the occurrence of such event; provided that, without limiting the provisions set forth at all times on and after the date of this Agreement, Buyer shall maintain, solely for use for its obligations under this Agreement, available borrowings under its Credit Facility in an amount not less than $250,000,000. Buyer shall give Seller prompt oral and written notice (but in any event not later than one (1) Business Day after the occurrence) of (x) any material breach by any party to the Credit Facility or, as applicable, any Supplemental Facility, (y) any condition not likely to be satisfied or (z) any termination of the Credit Facility or, as applicable, any Supplemental Facility or any obligations to fund thereunder.

(b) As promptly as possible after the date hereof, but in no event later than the date (the “FCN Deadline Date”) that is the earlier of (x) one Business Day after Buyer or any of its Subsidiaries raises debt or equity financing in an amount of not less than $100,000,000 and (y) the Bid Deadline Date (as defined in the Bid Procedures Order), Buyer shall deliver written notice to Seller, certified by a senior executive officer on behalf of Buyer and in form and substance reasonably satisfactory to Seller, (i) representing and warranting (without qualification or limitation) to Seller for purposes of Seller’s reliance that Buyer has cash on hand and/or available borrowings under the Credit Facility and, as applicable, any Supplemental Facility to consummate the transactions contemplated by this Agreement and the Ancillary Agreements (including the Main Line Fill Purchase Agreement and the Spur Line Fill Purchase Agreement), (ii) covenanting and agreeing with Seller that, at all times on and after the date of such notice, Buyer shall maintain, solely for use for its obligations under this Agreement, cash on hand and/or available borrowings under its Credit Facility and, as applicable, any Supplemental Facility in an amount not less than that needed to fulfill its obligations under this Agreement and the Ancillary Agreements at the Closing and thereafter, (iii) to the extent applicable, making the representations, warranties, and covenants required by the definition of Supplemental Facility and (iv) agreeing for the benefit of Seller that such representations, warranties and covenants are, respectively, representations, warranties and covenants of Buyer made in, under and pursuant to this Agreement on which Buyer may rely (a written notice meeting all of such conditions, the “Funds Certification Notice”). Without limiting or amending any other rights or remedies to which Seller may be entitled as a result thereof or arising therefrom, in the event that a Funds Certification Notice is not delivered by Buyer to Seller on or prior to the FCN Deadline Date, Seller or an Affiliate thereof may, in its sole discretion, as a non-exclusive remedy, by written notice to Buyer (a “Line Fill Termination Notice”), elect to terminate the obligations of the parties under this Agreement to deliver, or cause an Affiliate to deliver, the Main Line Fill Purchase Agreement and the Spur Line Purchase Agreement at the Closing.

(c) In the event that Seller or an Affiliate elects to deliver the Line Fill Termination Notice, (v) effective immediately upon such delivery, automatically and without further action on the part of any Party hereto, (A) Sections 3.2(a)(i), 3.2(a)(ii), 3.3(c)(i) and 3.3(c)(ii) of this Agreement shall be amended and restated as “Intentionally Omitted”, (B) the following shall be deleted from the definition of “Ancillary Agreements”: “, including but not limited to the Main Line Fill Purchase Agreement and the Spur Line Fill Purchase Agreement”, and (C) the following shall be deleted from the definition of “Main Line Fill”: “and as more fully set forth in the Main Line Fill Purchase Agreement”, (w) after giving effect to the amendments described in the immediately foregoing clause (v), the respective rights and obligations of the parties under this Agreement shall remain in full force and effect without delay, (x) Seller shall have the right at any time either prior to or after the Closing, to, or to permit an Affiliate or third party on its behalf to, remove the Main Line Fill and the Spur Line Fill from the Pipeline System at the sole cost and expense of Buyer (whether incurred prior to or after the Closing) and Buyer shall fully cooperate with and assist Seller and its Affiliates, as Seller or any Affiliate requests, in the removal, sale to a third party of, or any financing involving the Main Line Fill and the Spur Line Fill, (y) Seller shall not be deemed to be in breach of any representation, warranty, covenant or agreement under this Agreement as a result of delivery of the Line Fill Termination Notice and (z) Buyer shall indemnify Seller and its Affiliates for all Losses (without limitation by Section 15.17 of this Agreement) suffered by Seller or any of its Affiliates arising from or related to failure of Buyer to purchase the Main Line Fill and the Spur Line Fill when required pursuant to this Agreement (determined without regard to the Line Fill Termination Notice and the amendments affected thereby).

(d) In no event shall this Section 7.10 be deemed to amend or modify any representations, warranties or other covenants of Buyer under this Agreement or any of the Ancillary Agreements or be construed that receipt of the Financing is a condition to Buyer’s obligations under this Agreement (it being understood and agreed that, for all purposes of this Agreement, failure of Buyer to deliver the Purchase Price and, unless a Linefill Termination Notice has been delivered by Seller to Buyer prior to such time, the purchase price required under the Main Line Fill Purchase Agreement and the Spur Line Fill Purchase Agreement (whether delivered or required to be delivered by Buyer) shall be deemed a willful and intentional breach of this Agreement, regardless of whether such failure results, in whole or in part from failure to receive third-party financing).

7.11. O&M Agreement; Operational Expenses.

(a) By its execution and delivery hereof, Operator agrees that the monthly management fees described in Section 7.1.1 of the O&M Agreement that were or are required to be paid by Seller or any of its Related Persons to Operator pursuant to the O&M Agreement on June 15, 2009, July 15, 2009 and August 15, 2009 are deferred and Operator agrees that no breach or default under the O&M Agreement shall be deemed to have occurred as a result of a non-payment of such fees on any such date. Any such deferred fees shall be paid to Operator by reduction, in accordance with Section 3.3 of this Agreement, of the amount that Buyer is required to pay at Closing; provided that if Buyer is not the winning bidder at the Auction, such deferred fees shall be paid to

Operator as a super-priority administrative claim of Seller under the Bankruptcy Code subordinate in right to payment to Seller’s debtor-in-possession financing and all other super-priority administrative claims of Seller. Operator acknowledges and agrees that reduction of the amount Buyer is required to pay at Closing in accordance with Section 3.3 of this Agreement shall be in full satisfaction of Operator’s rights in respect of the monthly fees so deferred. The aggregate amount of monthly fees deferred in accordance with this Section 7.11 are referred to herein as the “Deferred Fee Amount”.

(b) Operator and Seller hereby acknowledge and agree that the O&M Agreement is hereby terminated, automatically and without further action on the part of any party thereto, effective as of the Effective Time without further liability to either Operator or Seller and that the O&M Agreement is hereby amended to provide for such automatic termination effective as of the Effective Time; provided that Seller and Operator hereby agree that, without otherwise limiting such termination of the O&M Agreement, Article 12 of the O&M Agreement (as amended and restated by the Third Amendment to the O&M Agreement, the “O&M Surviving Provisions”) shall survive any such termination with respect to occurrences prior to the Closing Date. Unless this Agreement is terminated in accordance with its terms, other than (i) Claims of Buyer for breach after the date hereof of any O&M Surviving Provision, (ii) Claims of Buyer for payment of the Deferred Fee Amount in accordance with Section 3.3, and (iii) O&M Surviving Claims which Operator asserts in the Chapter 11 Case, Buyer and Operator hereby irrevocably waive any Claims that Buyer or Operator may have with respect to the O&M Agreement and Buyer and Operator agree that they shall not, and shall cause their Related Persons not to, file or enforce any proof of claim with respect to, file any objection to any proposed rejection by Seller of, or assert any other Claim in the Chapter 11 Case or otherwise with respect to the O&M Agreement pursuant to the Chapter 11 Case and this Section 7.11 shall be a complete defense to any such proof of claim, objection or other Claim. Buyer shall indemnify Seller and Seller’s Related Persons for any Losses of Seller or Seller’s Related Persons arising from or relating to an assertion of a Claim by any Person arising from the termination or rejection of the O&M Agreement.

ARTICLE 8

BANKRUPTCY PROCEDURES

8.1. Bankruptcy Actions. From and after receipt of the Deposit, Seller shall use reasonable best efforts to obtain entry by the Bankruptcy Court of (a) an Order substantially in the form of Exhibit C attached hereto (the “Bidding Procedures Order”) and (b) upon completion of the Auction and subject to an Alternative Transaction not being approved in accordance with the Bidding Procedures, an Order substantially in the form of Exhibit D attached hereto (the “Sale Order”). Subject to Buyer not then being in breach of its obligations under Section 2.2 of this Agreement, Seller shall (x) file all pleadings with the Bankruptcy Court as are necessary or appropriate to secure entry of the Bidding Procedures Order (including by filing a motion seeking entry of such Bidding Procedures Order within five (5) Business Days after the date hereof) and, upon completion of the Auction and subject to an Alternative Transaction not being approved in accordance with the Bidding Procedures, the Sale Order, and (y) serve all parties known to Seller to be entitled to notice of such pleadings under applicable provisions of the Bankruptcy Code and Rules, including all parties to the Assigned Contracts and all Governmental Authorities having or asserting jurisdiction over Seller or the Acquired Assets, and shall diligently pursue the obtaining of such orders. Buyer shall promptly take all actions as are reasonably requested by Seller to assist in obtaining the Bankruptcy Court’s entry of the Bidding Procedures Order and, as applicable, the Sale Order or any other Order reasonably necessary in connection with the transactions contemplated hereby, including furnishing affidavits, financial information or other documents or information for filing with the Bankruptcy Court and making Buyer’s employees and representatives available to testify before the Bankruptcy Court. Furthermore, Buyer covenants and agrees that it shall cooperate with Seller in connection with furnishing information or documents to Seller to satisfy the requirements of adequate assurance of future performance under Section 365(f)(2)(B) of the Bankruptcy Code.

8.2. Bidding Procedures. The bidding procedures (the “Bidding Procedures”) to be employed with respect to this Agreement are those reflected in the Bidding Procedures Order. Buyer acknowledges that the Bidding Procedures may be supplemented by other customary procedures not inconsistent with the matters otherwise set forth herein and the terms of this Agreement and there shall be no breach of this Agreement by Seller for compliance with, or actions or inactions in furtherance of, the Bidding Procedures Order.

ARTICLE 9

EMPLOYEE AND BENEFITS MATTERS

This Article 9 sets forth Buyer’s and Seller’s acknowledgements, covenants and undertakings with respect to certain matters related to employees of the Business.

9.1. No Obligation. Nothing contained in this Agreement shall obligate Buyer to offer employment to any employees of the Business. Nothing in this Agreement is intended to create any Claim or right on the part of any employee of the Business and no such employee shall be entitled to assert any such Claim or right hereunder.

9.2. Employee Benefit Plans. Buyer will not adopt or assume an Employee Benefit Plan that Seller maintains, and Seller shall be solely responsible for any liabilities which have arisen or accrued from the employment, compensation or benefits of any employee or former employee of the Business, including any Claims relating to continuation of health coverage required pursuant to Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA attributable to “qualifying events” and claims incurred by the Business employees or their covered dependents.

9.3. WARN Notices. The Seller shall bear the full and sole responsibility and liability for providing any notice to employees of the Business which may be required pursuant to the WARN Act or any similar applicable law for any employment loss which occurs in connection with this transaction.

9.4. No Assumption of Liability. Not withstanding anything to the contrary provided in this Agreement, Buyer shall not assume any obligation or liability of Seller with respect to any employee of the Business, including employment agreements, all liabilities and obligations for accrued and unpaid wages, including those accrued for holiday and vacation pay, sick pay, payroll-related Taxes and under the Seller’s bonus plan.

ARTICLE 10

REGULATORY MATTERS

Buyer hereby covenants to Seller, and Seller hereby covenants to Buyer, as follows:

10.1. Antitrust And Other Filings and Notices. Subject to the terms and conditions of this Agreement, each party shall (a) file a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby within five (5) Business Days after the date hereof, or at such other time as agreed in writing between the parties; (b) supply as promptly as practicable any information and documentary material that may be requested or required pursuant to any (i) Antitrust Law, including the HSR Act or (ii) any Government or Person as may be necessary to provide notice to or obtain approval of, Buyer’s assumption of the obligations of Seller and its Affiliates under the Longhorn EA, and (c) use its reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act or any other Antitrust Law as soon as practicable.

10.2. Cooperation; Confidentiality Agreement. In connection with the efforts referenced in Section 10.1 to obtain all such requisite approvals and authorizations for the transactions contemplated by this Agreement (a) in connection with Buyer’s assumption of Seller’s and Seller’s Affiliates’ obligations under the Longhorn EA or (b) under the HSR Act, any other Antitrust Law, or any state law, each of the parties shall (i) cooperate with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a Person; (ii) keep the other parties informed in all material respects of any material communication received by such party from, or given by such party to, any Government (or other Person with regards to the Longhorn EA) and of any material communication received or given in connection with any proceeding by a Person, in each case regarding any of the transactions contemplated hereby; (iii) permit the other party to review any material communication given to it by, and consult with each other in advance of any meeting or conference with, any Government (or other Person with regards to the Longhorn EA), including in connection with any proceeding by a Person and (iv) attend meetings the other Party has with the Government or Person, if permitted by such Government or Person. The foregoing obligations in this Section 10.2 shall be subject to the Confidentiality Agreement and any attorney-client, work product or other privilege, and each of the parties hereto shall coordinate and cooperate fully with the other parties hereto in exchanging such information and providing such assistance as such other parties may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods under Antitrust Law. No Party shall take any action that will have the effect of delaying, impairing or impeding the receipt of any Antitrust Approvals or any other required Consents or Orders. “Antitrust Law” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, and all other Laws and Orders that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition. “Antitrust Approval” means any Consent of any Government required under any applicable Antitrust Law or the expiration or termination of any applicable waiting period under any applicable Antitrust Law.

10.3. Objections or Other Challenges. If any objections are asserted with respect to the transactions contemplated hereby under any Antitrust Law or if any suit is instituted by any Government or any Person challenging any of the transactions contemplated hereby as violative of any Antitrust Law, each Party shall use reasonable best efforts to resolve such objections or challenges as such Government or Person may have to such transactions, including to vacate, lift, reverse or overturn any Order, whether temporary, preliminary or permanent, so as to permit consummation of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Buyer shall promptly take and diligently pursue any or all of the following actions to the extent necessary to eliminate any concerns on the part of, or to satisfy any conditions imposed by, any Government with jurisdiction over the enforcement of any applicable Law, including any Antitrust Law and applicable state Law, regarding the legality of Buyer’s acquisition of the Business or any portion thereof, the Acquired Assets or the Assumed Liabilities: (a) entering into negotiations, providing information requested by any Government or Person as promptly as possible by (X) if such response is acceptable to the requesting Government or Person, providing information as obtained or generated that addresses individual or specific questions and prior to obtaining or generating a complete set of information that addresses all outstanding information requests; (Y) providing a complete set of information that addresses fully the requesting Government’s or Person’s request as soon as possible after receipt of an oral or written request for such information and (Z) if appropriate, promptly and continuously providing updated information to the requesting Government or Person as such information is generated or obtained; (b) using its reasonable best efforts to prevent the entry in a judicial or administrative proceeding brought under any Law, including any Antitrust Law or applicable state Law, by any Government or any other Person of any permanent, temporary or preliminary injunction or other Order that would make consummation of the acquisition of the Business or any portion thereof, the Acquired Assets or the Assumed Liabilities in accordance with the terms of this Agreement unlawful or that would prevent or delay such consummation; (c) taking promptly and diligently pursuing, in the event that an injunction or Order has been issued as referred to in Section 10.3(b), any and all steps consistent with such Party’s obligations under this Article 10 necessary to vacate, modify or suspend such injunction or Order, including the appeal of such injunction or Order, so as to permit such consummation as promptly as possible and (d) diligently and promptly pursuing all other actions and doing all other things necessary and proper consistent with such Party’s obligations under this Article 10 to avoid or eliminate each and every impediment under any Law, including any Antitrust Law, that may be asserted by any Government or any other Person to the consummation of the acquisition of the Business or any portion thereof, the Acquired Assets or the Assumed Liabilities by Buyer in accordance with the terms of this Agreement. Notwithstanding anything to the contrary in this Agreement or any of the Ancillary Agreements, in no event shall Buyer be required to enter into or perform any agreements or submit to any Orders requiring it to sell or otherwise dispose of, or hold separate (through the establishment of a trust or otherwise), particular assets or categories of assets (including, after the Closing, any of the Acquired Assets), or operations (including, after the Closing, the Business or any portion thereof), of Buyer or any of its Affiliates.

ARTICLE 11

TAXES AND FEES

11.1. Taxes Related to Purchase of Assets. All state and local sales, use, gross-receipts, transfer, excise, value-added or other similar Taxes incurred in connection with the transfer of the Acquired Assets and the assumption of the Assumed Liabilities, and all recording and filing fees that may be imposed by reason of the sale, transfer, assignment and delivery of the Acquired Assets (collectively, “Transaction Taxes”), shall be paid by Buyer on or prior to their due date, in all cases to the extent not discharged by operation of the Bankruptcy Code upon entry of the Sale Order.

11.2. Cooperation on Tax Matters. Seller and Buyer shall (and shall cause their respective Affiliates to) cooperate fully with each other and make available or cause to be made available to each other for consultation, inspection and copying (at such other Party’s expense), in a timely fashion, such personnel, Tax data, relevant Tax Returns or portions thereof and filings, files, books, records, documents, financial, technical and operating data, computer records and other information as may be reasonably required (a) for the preparation by such other Party of any Tax Returns or (b) in connection with any Tax audit or proceeding including one Party (or an Affiliate thereof) to the extent such Tax audit or proceeding relates to or arises from the transactions contemplated by this Agreement.

11.3. Allocation of Purchase Price and Purchase Price Allocation Forms. The Purchase Price, the Assumed Liabilities and other relevant items shall be allocated among the Acquired Assets in accordance with Section 1060 of the Code. Seller shall prepare and deliver to Buyer an allocation schedule setting forth Seller’s determination of the allocation (the “Allocation Schedule”) within sixty (60) days after the date hereof, which Allocation Schedule is subject to the reasonable approval of Buyer. The Allocation Schedule shall identify the transferor and transferee thereof and shall be prepared in accordance with Treas. Reg. Section 1.1060-1 (or any comparable provision of state or local Tax Law) or any successor provision. The Parties agree that they will report the federal, state, local and other Tax consequences of the purchase and sale hereunder (including in filings on IRS Form 8594) in a manner consistent with such allocation and that they will not take any position inconsistent therewith in connection with any Tax Return, refund claim, litigation or otherwise, unless and to the extent required to do so pursuant to applicable law. Seller and Buyer shall cooperate in the filing of any forms (including Form 8594) with respect to such allocation. Notwithstanding any other provision of this Agreement, this Section 11.3 survives any termination or expiration of this Agreement.

11.4. Prorations. The items of revenue and expense set forth in this Section 11.4 shall be prorated between the Parties (the “Prorations”) as of the Effective Time, or such other time expressly provided in this Section 11.4, so that the Closing Date is a day of income and expense for Buyer.

(a) Ad valorem Taxes. Seller shall be responsible to pay all real and personal property taxes, including penalties and interest thereon, applicable to the Acquired Assets for any fiscal year prior to the fiscal year in which the Closing occurs. Buyer shall be responsible to pay all real and personal property taxes applicable to the Acquired Assets for fiscal years subsequent to the fiscal year in which the Closing occurs. All real and personal property Taxes applicable to the Acquired Assets for the fiscal year in which Closing occurs will be prorated between the Parties as of the Effective Time. Seller’s allocated share of the real and personal property Taxes shall be deducted from the Purchase Price at Closing and Buyer shall assume the responsibility for payment unless the Seller has already paid such Taxes, in which case Buyer’s allocated share of such real and personal property Taxes shall be added to the Purchase Price and paid to Seller at Closing. If the Closing occurs before the Tax rate is fixed for such fiscal year, the apportionment of real and personal property Taxes shall be based on the most recently ascertainable Tax statement provided that the Parties shall recalculate and re-prorate the Taxes and make the necessary cash adjustments promptly upon the issuance of the actual tax statements for the fiscal year in which Closing occurs. This Section 11.4(a) shall survive the Closing.

(b) Real Property Leases and Licenses. Any rents, fees, charges and other amounts prepaid, accrued or due and payable or to become due and payable for the calendar year or other portion thereof in which the Closing occurs under the Real Property Leases and Real Property Licenses shall be prorated as of the Effective Time between Seller and Buyer.

(c) Real Property Easements. Any fees, charges and other amounts prepaid, accrued or due and payable or to become due and payable for the calendar year or other portion thereof in which the Closing occurs under the Real Property Easements shall be prorated as of the Effective Time between Seller and Buyer.

(d) Permits and Crossing Permits. All amounts prepaid, accrued or due and payable or to become due and payable for the calendar year or other portion thereof in which the Closing occurs under any Permits and Crossing Permits transferred to Buyer shall be prorated as of the Effective Time between Seller and Buyer. Seller shall receive a credit for all deposits made by Seller under the Permits and Crossing Permits (together with any interest thereon) which are transferred to Buyer or which remain on deposit for the benefit of Buyer.

(e) Utilities. All utility services shall be prorated as of the Effective Time between Seller and Buyer. The Parties shall use commercially reasonable efforts to obtain readings for all utilities as of the Effective Time. If readings cannot be obtained as of the Closing Date, the cost of such utilities shall be prorated between Seller and Buyer by estimating such cost on the basis of the most recent bill for such service; provided, however, that after the Closing, the Parties shall re-prorate the amount for such utilities and pay any deficiency in the original proration to the other Party promptly upon receipt of the actual bill for the relevant billing period, which obligation shall survive the Closing.

(f) Third-Party Tariffs. To the extent that, prior to the Effective Time, Seller has collected tariff payments in cash from third-parties (specifically excluding Flying J, LPI and any other Affiliate of Seller) for transportation of any batch of petroleum products in the Pipeline System (other than the spur line from Crane, Texas to Odessa, Texas) (each, a “Third-Party Batch”) and, after Closing, Buyer has obligations to continue to transport such Third-Party Batch, such third-party tariff payments shall be prorated as of the Effective Time (for each such batch, such tariff so collected, the “Collected Tariff Amount”) as though the Seller Percentage of such tariff collected on such Third-Party Batch is for the benefit of, and retained by, Seller and the Buyer Percentage of such tariff collected on such Third-Party Batch is for the benefit of, and shall be paid in accordance with this Section 11.4(f) to, Buyer. Seller shall make payment to Buyer in an amount equal to the Buyer Percentage multiplied by the Collected Tariff Amount for such Third-Party Batch and Buyer shall be solely responsible for all custody and transportation obligations of Seller with respect to each such Third-Party Batch.

(g) Other Adjustments and Prorations. All other items of income and expense as are customarily adjusted or prorated upon the sale and purchase of property similar to the Acquired Assets shall be adjusted and prorated between Seller and Buyer accordingly.

(h) Estimated Prorations.

(i) On or prior to the Business Day immediately preceding the Closing Date, Seller shall deliver to Buyer its good faith estimate of the amount due to or owing by Seller with respect to the matters referred to in this Section 11.4 (the “Estimated Proration Amount”), together with reasonable back-up therefor; provided that, to the extent that, prior to Closing, Buyer gives written notice to Seller that it disagrees with Seller’s calculation of the Estimated Proration Amount and provides its own good faith calculation of the Estimated Proration Amount, the “Estimated Proration Amount” shall be (a) the amount agreed in writing by Buyer and Seller prior to the Closing (without delay by reason of this Section 11.4(h) or (b) in the absence of such agreement, the average of the Estimated Proration Amount delivered by Buyer and the Estimated Proration Amount delivered by Seller. If, after determination in accordance with the foregoing sentence, the Estimated Proration Amount (x) is owed by Buyer to Seller, the amount required to be delivered by Buyer pursuant to Section 3.3(b) shall be increased accordingly or (y) is owed by Seller to Buyer, the amount required to be delivered by Buyer pursuant to Section 3.3(b) shall be decreased accordingly. To the extent that, after the Closing, any amount is required to be re-prorated in accordance with this Section 11.4, to the extent such re-proration was not taken into account in the calculation of the Estimated Proration Amount, such amount shall be paid to Buyer or Seller in accordance with this Section 11.4 promptly, but in any event within ten (10) Business Days, after determination thereof.

(ii) Not less than five (5) Business Days prior to the originally scheduled date for the hearing for entry of the Sale Order, Seller shall deliver a draft of its computation of the Estimated Proration Amount, based on information then in its possession and assuming the Closing Date is two Business Days after such hearing is scheduled (or such other date as Buyer and Seller may agree).

11.5. Unbilled Transactional Taxes. If a Tax assessment is levied upon Seller or its Affiliates by an authorized Tax jurisdiction for unbilled Transaction Taxes then Buyer shall reimburse Seller for those Taxes including any interest and penalty.

ARTICLE 12

CONDITIONS PRECEDENT TO PERFORMANCE BY PARTIES

12.1. Conditions Precedent to Performance by Seller and Buyer. The respective obligations of Seller and Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver by Buyer and Seller (other than the condition contained in Section 12.1(a), the satisfaction of which cannot be waived), on or prior to the Closing Date, of the following conditions:

(a) Sale Order. The Bankruptcy Court has entered the Sale Order, and no Order staying, reversing, modifying or amending the Sale Order is in effect on the Closing Date.

(b) Antitrust Approvals. The applicable waiting periods for the transactions contemplated under this Agreement under the HSR Act applicable to the transactions contemplated hereby has expired or terminated.

(c) No Violation of Orders. No preliminary or permanent injunction or other Order that declares this Agreement, the Master Escrow Agreement, or the Purchase Notice invalid or unenforceable in any material respect or that prevents the consummation of the transactions contemplated hereby or thereby is in effect.

12.2. Conditions Precedent to Performance by Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction, on or before the Closing Date, of the following conditions, any one or more of which may be waived by Seller in its sole discretion:

(a) Representations and Warranties of Buyer. All representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects on and as of the Closing Date as if again made by Buyer on and as of such date (or, if made as of a specific date, on and as of such date), and Seller shall have received on the Closing Date a certificate in the form attached hereto as Exhibit B-10 dated as of the Closing Date and signed by a duly authorized signatory of Buyer to that effect.

(b) Performance of the Obligations of Buyer. Buyer shall have performed in all material respects all obligations required under this Agreement to be performed by it on or before the Closing Date (except with respect to the obligation to pay the Purchase Price in accordance with the terms of this Agreement, which obligation has been performed in all respects as required under this Agreement), and Seller shall have received on the Closing Date a certificate in the form attached hereto as Exhibit B-10 dated the Closing Date and signed by a duly authorized signatory of Buyer to that effect.

(c) Cure of Defaults. Subject to the cap contained in the definition of Buyer Cure Cost Obligations, Buyer shall have, at or prior to the Closing, cured any and all defaults under the Assigned Contracts that are required to be cured under the Bankruptcy Code or shall have, in the discretion of Seller, made adequate provision for payment of such cure amounts at the Closing and shall have provided all assurances of future performance required to be provided by Buyer hereunder, so that the Assigned Contracts may be assumed by Seller and assigned to Buyer in accordance with the provisions of Section 365 of the Bankruptcy Code.

(d) Buyer’s Deliveries. Buyer shall have delivered to Seller all of the items set forth in Section 3.3(c) of this Agreement.

12.3. Conditions Precedent to the Performance by Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction, on or before the Closing Date, of the following conditions, any one or more of which may be waived by Buyer in its sole discretion:

(a) Representations and Warranties of Seller. The representations and warranties made by Seller in Article 4 of this Agreement (disregarding any Material Adverse Effect or other materiality qualifiers therein) shall be true and correct as of the Closing, in each case as though made on and as of such time (or, if made as of a specific date, on and as of such date), except to the extent such failures to be true and correct do not individually or in the aggregate constitute a Material Adverse Effect, and Buyer has received on the Closing Date a certificate in the form attached hereto as Exhibit B-11 dated as of the Closing Date and signed by a duly authorized signatory of Seller to that effect.

(b) Performance of the Obligations of Seller. Seller shall have performed in all material respects all obligations required under this Agreement to be performed by it on or before the Closing Date, and Buyer has received on the Closing Date a certificate in the form attached hereto as Exhibit B-11 dated as of the Closing Date and signed by a duly authorized signatory of Seller to that effect.

(c) Seller Cure Cost Obligations. At or prior to the Closing, Seller shall have paid, segregated funds for payment of, or directed to Buyer that a portion of the amount otherwise payable to Seller pursuant to Section 3.3(a) shall be paid in satisfaction of the Seller Cure Cost Obligations.

(d) Material Adverse Effect. Since the date of execution of this Agreement, no Material Adverse Effect shall have occurred and be continuing.

(e) Seller’s Deliveries. Seller shall have delivered to Buyer all of the items set forth in Section 3.2(a) of this Agreement.

12.4. Waiver of Condition; Frustration of Conditions. All conditions to the Closing shall be deemed to have been satisfied or waived from and after the Closing. Neither Buyer nor Seller may rely on the failure of any condition set forth in this Article 12, as applicable, to be satisfied if such failure was caused by such party’s failure to use, as required by this Agreement, its reasonable best efforts to consummate the transactions contemplated hereby. Furthermore, in no event may Buyer rely on the failure of any condition set forth in this Article 12 to the extent that failure of such condition was caused by Operator’s breach of the O&M Agreement.

ARTICLE 13

TERMINATION AND EFFECT OF TERMINATION

13.1. Right of Termination. Notwithstanding anything to the contrary contained herein, this Agreement may be terminated only as provided in this Article 13. In the case of any such termination, the terminating party shall give notice to the other party specifying the provision pursuant to which the Agreement is being terminated.

13.2. Termination Without Default.

(a) This Agreement may be terminated at any time before Closing:

(i) by mutual written consent of Seller and Buyer;

(ii) by Buyer (A) on any date that is more than 210 days after the date hereof (the “Final Termination Date”), if any condition contained in Section 12.1 or 12.3 has not been satisfied or waived as of such time or (B) on or after November 1, 2009 if the condition set forth in Section 12.1(b) has not been satisfied by such time (“Buyer Regulatory Termination Date”); provided, however, that, if Buyer is designated as the Back-Up Bidder at the Auction in accordance with the Bidding Procedures Order, then each of the “Buyer Regulatory Termination Date” and the “Final Termination Date” will be 210 days from the date of the Auction; provided, further, that Buyer has no right to terminate this Agreement under this Section 13.2(a)(ii) if Buyer’s failure to fulfill any of its obligations under this Agreement is a reason that the Closing has not occurred on or before said date;

(iii) by Seller (A) on or after September 1, 2009, if the condition set forth in Section 12.1(b) has not been satisfied or (B) on and after the Final Termination Date if any condition contained in Sections 12.1 or 12.2 have not been satisfied or waived by such time; provided, however, that Seller has no right to terminate this Agreement under this Section 13.2(a)(iii) if Seller’s failure to fulfill any of its obligations under this Agreement is a reason that the Closing has not occurred on or before said date; or

(iv) by either Buyer or Seller, immediately upon an Order becoming final and non-appealable that declares this Agreement invalid or unenforceable in any material respect or that prevents the consummation of the transactions contemplated hereby or thereby (a “Termination Order”); provided, however, that neither Seller nor Buyer has the right to terminate this Agreement pursuant to this Section 13.2(a)(iv) if such party or any of its Affiliates has sought entry of, or has failed to use its reasonable best efforts to oppose entry of, such Termination Order.

(b) If this Agreement is terminated pursuant to Section 13.2, (i) the Deposit, together with any interest accrued thereon less fees and expenses of the Escrow Agent owed by Buyer, shall be returned to Buyer and each of Buyer and Seller shall take all actions necessary to cause such return as promptly as practicable after the date of such termination (including delivery of joint written instructions to such effect), (ii) this Agreement is null and void and has no effect (other than Sections 7.10(b)-(d), this Article 13, Article 15 and Article 16 and the proviso to the second sentence of Section 7.11(a), which survive termination) and (iii) none of Seller, Buyer or any of their respective Related Persons has any liability or obligation arising under or in connection with this Agreement; provided that such termination shall not limit the liability of (A) Buyer for Seller’s Losses arising from or relating to Buyer’s willful or intentional breach of this Agreement arising prior to such termination or (B) Seller for Buyer’s Losses arising from or relating to Seller’s willful or intentional breach of this Agreement arising prior to such termination.

13.3. Effect of Failure of Seller’s Conditions to Closing. Seller may terminate this Agreement if there has been a material violation or breach by Buyer of any covenant, representation or warranty contained in this Agreement which has prevented the satisfaction of any condition to the obligation of Seller at the Closing and such violation or breach has not been waived by Seller and such violation or breach is not capable of being cured or, if capable of being cured, shall not have been cured prior to the earlier of (I) twenty days (ten days, in the case of any payment obligation) after written notice thereof from Seller, or (II) the Final Termination Date; provided that the right of termination pursuant to this Section 13.3 is not available to Seller at any time that Seller has violated or is in breach of any covenant, representation or warranty hereunder if such breach has prevented satisfaction of Buyer’s conditions to Closing hereunder and has not been waived by Buyer or, if capable of cure, has not been cured by Seller. If this Agreement is terminated pursuant to this Section 13.3: (a) the Deposit, together with any interest accrued thereon less any fees and expenses of the Escrow Agent, shall be paid to Seller and each of Buyer and Seller shall take all actions necessary to cause such payment as promptly as practicable after the date of such termination (including delivery of joint written instructions to such effect), (b) this Agreement is null and void and has no effect (other than Sections 7.10(b)-(d), this Article 13, Article 15 and Article 16 and the proviso to the second sentence of Section 7.11(a), which survive termination) and (c) except as provided in this Section 13.3 or for Losses of a Party arising from or related to a Party’s willful or intentional breach of this Agreement prior to termination of this Agreement, none of Seller, Buyer or any of their respective Related Persons have any liability or obligation arising under or in connection with this Agreement.

13.4. Effect of Failure of Buyer’s Conditions to Closing. Buyer may terminate this Agreement if there has been a material violation or breach by Seller of any covenant, representation or warranty contained in this Agreement which has prevented the satisfaction of any condition to the obligation of Buyer at the Closing and such violation or breach has not been waived by Buyer and such violation or breach is not capable of being cured or, if capable of being cured, shall not have been cured prior to the earlier of (I) thirty days after written notice thereof from Buyer, or (II) the Final Termination Date; provided that the right of termination pursuant to this Section 13.4 is not available to Buyer at any time that Buyer has violated or is in breach of any covenant, representation or warranty hereunder if such breach has prevented satisfaction of Seller’s conditions to Closing hereunder and has not been waived by Seller or, if capable of cure, has not been cured by Buyer. If this Agreement is terminated pursuant to this Section 13.4: (a) the Deposit, together with any interest accrued thereon less any fees and expenses of the Escrow Agent, shall be returned to Buyer and each of Buyer and Seller shall take all actions necessary to cause such return as promptly as practicable after the date of such termination (including delivery of joint written instructions to such effect), (b) this Agreement is null and void and has no effect (other than Sections 7.10(b)-(d), this Article 13, Article 15 and Article 16 and the proviso to the second sentence of Section 7.11(a), which survive termination) and (c) except as provided in this Section 13.4 or for Losses of a party arising from or related to a Party’s willful or intentional breach of this Agreement prior to termination of this Agreement, none of Seller, Buyer or any of their respective Related Persons have any liability or obligation arising under or in connection with this Agreement.

13.5. Termination on Alternative Transaction.

(a) This Agreement may be terminated at any time before Closing by either Buyer or Seller (i) upon or after Seller’s execution and delivery of any definitive purchase and sale or similar definitive agreement related to any Alternative Transaction if Buyer is not designated as the Back-up Bidder at the Auction or (ii) at the closing of any Alternative Transaction if Buyer is designated as the Back-up Bidder at the Auction.

(b) If this Agreement is terminated pursuant to Section 13.5(a): (i) the Deposit, together with any interest accrued thereon, less any fees and expenses of the Escrow Agent, shall be returned to Buyer within five (5) Business Days after such termination (provided that the interest may not be returned until the second day of the month following such termination) and each of Buyer and Seller shall take all actions necessary to cause such payment as promptly as practicable after the date of such termination (including delivery of joint written instructions to such effect), (ii) Seller shall pay Buyer the Break-Up Fee in accordance with Section 13.5(c), (iii) this Agreement is null and void and has no effect (other than Sections 7.10(b)-(d), this Article 13, Article 15 and Article 16 and the proviso to the second sentence of Section 7.11(a), which survive termination), and (iv) except as provided in this Section 13.5(b) and Section 13.5(c), none of Buyer, Seller or their respective Related Persons have any liability or obligation arising under or in connection with this Agreement.

(c) Break-Up Fee.

(i) If this Agreement is terminated pursuant to Section 13.5(a), Seller shall pay to Buyer, upon closing of the Alternative Transaction, an amount in immediately available funds equal to the Break-Up Fee.

(ii) Seller’s obligation to pay the Break-Up Fee pursuant to this Section 13.5(c) survives termination of this Agreement pursuant to this Section 13.5 and constitutes an administrative expense of Seller.

(iii) The Break-Up Fee, payable under the circumstances provided in Section 13.5(c)(i) constitutes liquidated damages and not a penalty and is the exclusive remedy of Buyer and its Affiliates for any termination of this Agreement pursuant to this Section 13.5. Buyer shall not, and shall cause each of its Related Person not to bring any cause of action against or otherwise seek remedies from, Seller or any of Seller’s Related Persons or any counterparty to an Alternative Transaction or any of such counter party’s Related Persons (other than for payment of the applicable Break-Up Fee when payable hereunder), whether at equity or in law, for breach of contract, in tort or otherwise, in the event that this Agreement is terminated for any reason in accordance with this Section 13.5, and any claim, right or cause of action by Buyer or any other Person against Seller or its Related Persons in excess of the applicable Break-Up Fee is hereby fully waived, released and forever discharged.

(d) If Seller enters into an Alternative Transaction and Buyer is chosen as the Back-up Bidder, each Party’s obligations and rights to consummate the transactions contemplated by this Agreement are tolled until either (i) Seller closes the Alternative Transaction or (ii) Seller informs Buyer that the Alternative Transaction will not be consummated. Upon notification by Seller that the Alternative Transaction will not close and Buyer, as Back-up Bidder, must close the transaction, both Parties shall proceed to the closing of this transaction in accordance with the terms of this Agreement and the obligations of the parties under this Agreement shall automatically, and without further part on any party, be restored in full.

ARTICLE 14

INDEMNIFICATION

14.1. Right to Indemnification.

(a) From and after the Closing (but subject to the provisions of this Article 14), Seller shall indemnify Buyer on behalf of itself and its Related Persons (collectively, the “Buyer Indemnitees”) from the Indemnity Escrow Funds as its sole and exclusive remedy for any Losses relating to (i) Seller’s breach of any of its representations or warranties in this Agreement or in any Ancillary Agreement, (ii) the Excluded Assets or the Excluded Liabilities (including the KM Pre-Effective Time Deficiency Obligations) and (iii) the failure of Seller to perform any of its covenants and obligations required to be performed by it pursuant to this Agreement or any Ancillary Agreement. Notwithstanding the foregoing, from and after the Closing, the Indemnity Escrow Funds shall be the sole and exclusive source of recovery for any Buyer Indemnitee for any amounts owing to Buyer for any claim for indemnification pursuant to this Agreement or any Ancillary Agreement.

(b) Subject to the other terms of this Article 14, from and after the Closing Date, Buyer shall indemnify, defend and hold harmless Seller and its Related Persons (collectively, the “Seller Indemnitees” and, together with the Buyer Indemnitees, the “Indemnitees”) from and against, and pay to the applicable Seller Indemnitee the amount of, any and all Losses arising out of, resulting from or relating to (i) Buyer’s breach of any of its representations or warranties in this Agreement or any Ancillary Agreement and (ii) the failure of Buyer to perform any of its covenants and obligations required to be performed by it pursuant to this Agreement or any Ancillary Agreement.

14.2. Limitations and Other Indemnity Claim Matters. Notwithstanding anything to the contrary in this Article 14 or elsewhere in this Agreement, from and after the Closing, the following terms shall apply to any claim related to a Loss pursuant to Section 14.1:

(a) De Minimis. No indemnifying party (“Indemnifying Party”) will have any liability under this Article 14 in respect of any individual Loss of less than $20,000 (each, a “De Minimis Loss”). For purposes of calculating the amount of any individual Loss, Losses resulting from the same or substantially similar or related set of facts, circumstances, acts, omissions or occurrences shall be aggregated. Notwithstanding the foregoing, the limitations set forth in this Section 14.2(a) shall not apply to Losses arising from or related to a Party’s breach of any covenant in this Agreement or any Ancillary Agreement to the extent providing for performance by such Party at or after the Effective Time.

(b) Deductible. No Indemnifying Party will have any liability under Section 14.1 until the Buyer Indemnitees or Seller Indemnitees (as applicable) have suffered Losses in excess of an aggregate amount equal to $750,000 (the “Deductible”) arising from Losses under Section 14.1, including De Minimis Losses, and then the recoverable Losses under Section 14.1 shall be limited to those that in the aggregate exceed such Deductible. Notwithstanding the foregoing, the limitations set forth in this Section 14.2(b) shall not apply to Losses arising from or related to (i) a Party’s breach of any covenant in this Agreement or any Ancillary Agreement to the extent providing for performance by such Party at or after the Effective Time (including Section 11.4 and the last sentence of Section 7.4), (ii) the rights of the Buyer Indemnitees to indemnification under clause (ii) of Section 14.1(a) or (iii) any breach of the representations and warranties in any of the last sentence of Section 4.11, the last sentence of Section 4.12(a), Section 4.14, or Section 4.17.

(c) Cap. The aggregate liability of each of Buyer and Seller under this Agreement and from the transactions contemplated hereby shall not exceed $10,000,000 (the “Cap”). Notwithstanding the foregoing, the limitations set forth in this Section 14.2(c) shall not apply to Losses arising from or related to a Party’s breach of any covenant in this Agreement or any Ancillary Agreement to the extent providing for performance by such Party at or after the Effective Time.

(d) Calculation of Losses. The amount of any and all Losses under this Article 14 shall be determined net of any amounts actually recovered by an Indemnitee or any of such Indemnitee’s Affiliates under or pursuant to any insurance policy, title insurance policy, indemnity, reimbursement arrangement or contract pursuant to which or under which such Indemnitee or such Indemnitee’s Affiliates is a party or has rights (collectively, “Alternative Arrangements”). An Indemnifying Party shall have no liability, and an Indemnitee shall have no right to assert any claims, with respect to any

Losses that would have been covered by an Alternative Arrangement unless such Indemnitee has used reasonable best efforts to enforce its rights under such Alternative Arrangement.

(e) Indemnitee Knowledge. No claims by any Indemnitee shall be so asserted for any breach of a representation or warranty contained in this Agreement if such Indemnitee had knowledge of such breach at the date of this Agreement or otherwise at the time of Closing. For all purposes of this Agreement, no knowledge of any Buyer Indemnitee shall be imputed to any Seller Indemnitee and no knowledge of any Seller Indemnitee shall be imputed to any Buyer Indemnitee. For purposes of this Section 14.2(e) knowledge by a Seller Indemnitee of a breach by Buyer shall be determined to exist if there was Seller’s Knowledge of such breach and knowledge by a Buyer Indemnitee of a breach by Seller shall be determined to exist if there was Buyer’s Knowledge of such breach at the occurrence thereof. Each of Seller and Buyer agrees that, prior to the date of this Agreement and the Closing Date, they shall review the representations and warranties in this Agreement with the individuals named in the definition of Seller’s Knowledge and Buyer’s Knowledge, respectively.

(f) Mitigation of Losses. Each Indemnitee agrees that in the event of any breach giving rise to an indemnification obligation under this Article 14, such Indemnitee shall take and shall cause its Affiliates to take, or cooperate with the Indemnifying Party if so requested by the Indemnifying Party, in order to take, all reasonable measures to mitigate the consequences of the related breach (including taking steps to prevent any contingent liability from becoming an actual liability).

(g) Survival; Claims Period. All representations and warranties of the Parties contained in this Agreement shall survive the Closing until twelve (12) months after the Closing Date. All covenants contained in this Agreement that are to be performed prior to the Closing shall terminate at the Closing, and all covenants contained in this Agreement that are to be performed at or after the Closing shall survive the Closing indefinitely. NO PARTY SHALL HAVE ANY LIABILITY FOR INDEMNIFICATION CLAIMS MADE UNDER THIS ARTICLE 14 WITH RESPECT TO ANY SUCH REPRESENTATION, WARRANTY OR COVENANT UNLESS A NOTICE OF SUCH CLAIM IS PROVIDED BY THE INDEMNITEE TO SUCH OTHER PARTY PRIOR TO THE EXPIRATION OF THE APPLICABLE SURVIVAL PERIOD FOR SUCH REPRESENTATION, WARRANTY OR COVENANT. If a Claim Notice has been timely given in accordance with this Agreement prior to the expiration of the applicable survival period for such representation, warranty or covenant, then the applicable representation, warranty or covenant shall survive as to such Loss until such Loss has been finally resolved.

14.3. Exclusive Remedy; Payment of Indemnity Claims.

(a) NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, IF THE CLOSING OCCURS, EXCEPT (I) AS PROVIDED IN THIS ARTICLE 14, (II) FOR CLAIMS FOR INJUNCTIVE OR OTHER EQUITABLE RELIEF, OR (III) IN THE CASE OF FRAUD OR ANY INTENTIONAL BREACH OF THIS AGREEMENT,

NO PARTY SHALL HAVE ANY LIABILITY, AND NO PARTY SHALL MAKE ANY CLAIM, FOR ANY LOSS OR OTHER MATTER (AND THE PARTIES HEREBY WAIVE ANY RIGHT OF CONTRIBUTION AGAINST EACH OTHER AND THEIR RESPECTIVE AFFILIATES), UNDER, ARISING OUT OF OR RELATING TO THIS AGREEMENT (INCLUDING ANY CERTIFICATE DELIVERED PURSUANT HERETO), ANY ANCILLARY AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAWS OR OTHERWISE.

(b) To the extent it is finally determined that Seller is required to provide an indemnification payment under the terms of this Article 14 to a Buyer Indemnitee, such payment shall be satisfied exclusively by the release of a portion of the Indemnity Escrow Funds from the Indemnity Escrow Account.

(c) For the avoidance of doubt, none of the Losses indemnifiable under this Article 14 shall include any type of damages of the type that Section 15.17 provides is not recoverable by any party from and after the Closing.

14.4. Indemnification Procedures.

(a) Any Indemnitee claiming indemnification under this Agreement with respect to any claim asserted against the Indemnitee by a third party (a “Third Party Claim”) in respect of any matter that, if true (without any responsibility for independent investigation of the facts or law contained in such notice from the third party), would be subject to indemnification under Section 14.1 shall promptly (i) notify the Indemnifying Party of the Third Party Claim and (ii) deliver to the Indemnifying Party a written notice (a “Claim Notice”) describing in reasonable detail the nature of the Third Party Claim and the basis of the Indemnitee’s request for indemnification under this Agreement and a copy of all papers served with respect to such claim (if any). Subject to Section 14.2(g), failure to timely and completely provide such Claim Notice shall not affect the right of the Indemnitee’s indemnification hereunder, except to the extent the Indemnifying Party is actually prejudiced by such delay or omission.

(b) The Indemnifying Party shall have the right to defend the Indemnitee against such Third Party Claim. If the Indemnifying Party notifies the Indemnitee that the Indemnifying Party elects to assume the defense of the Third Party Claim, then the Indemnifying Party shall have the right to defend such Third Party Claim with counsel selected by the Indemnifying Party (who shall be reasonably satisfactory to the Indemnitee), by all appropriate proceedings, to a final conclusion or settlement at the discretion of the Indemnifying Party in accordance with this Section 14.4(b); provided, that the Indemnifying Party must conduct its defense of the Third Party Claim actively and diligently in all material respects in order to preserve its rights to defend the Indemnitee against such Third Party Claim. The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided, that the Indemnifying Party shall not enter into any settlement agreement without the written consent of the Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed); provided further, that such consent shall not be required if (i) the settlement agreement contains a complete and unconditional general release by the third party asserting the claim of all Indemnitees affected by the claim, (ii) the settlement agreement does not contain any sanction or restriction upon the conduct of any business by any Indemnitee and (iii) the settlement agreement does not give rise to any liability of an Indemnitee for which the Indemnifying Party is not liable to indemnify hereunder. If requested by the Indemnifying Party, the Indemnitee agrees to cooperate with the Indemnifying Party and its counsel, at the Indemnifying Party’s expense, in contesting any Third Party Claim which the Indemnifying Party elects to contest. The Indemnitee may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 14.4(b), and the Indemnitee shall bear its own costs and expenses with respect to such participation; provided, however, that the Indemnitee shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnitee.

(c) If the Indemnifying Party does not notify the Indemnitee that the Indemnifying Party elects to defend the Indemnitee pursuant to Section 14.4(b) within 30 days of the Indemnifying Party’s receipt of a Claim Notice, then the Indemnitee shall have the right to defend, and be reimbursed for its reasonable cost and expense (but only if the Indemnitee is actually entitled to indemnification hereunder) in regard to the Third Party Claim with counsel selected by the Indemnitee, by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnitee; provided that, if the alleged Indemnifying Party denies that it is obligated to indemnify the alleged Indemnitee for a Third Party Claim pursuant to a Claim Notice, such alleged Indemnitee shall not have the right to reimbursement for any defense of such Third Party Claim until the dispute is resolved and the alleged Indemnifying Party agrees to or is found by the final adjudicating body with jurisdiction over the dispute to be liable or obligated for the alleged Indemnitee’s requested indemnification. In such circumstances, the Indemnitee shall have full control of such defense and proceedings; provided, however, that the Indemnitee may not enter into any compromise or settlement of such Third Party Claim if indemnification is to be sought hereunder, without the Indemnifying Party’s consent (which consent shall not be unreasonably withheld, conditioned or delayed). The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnitee pursuant to this Section 14.4(c), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.

(d) Subject to the other provisions of this Article 14, a claim for indemnification by any Indemnitee for any matter not involving a Third Party Claim shall be asserted by delivery of a Claim Notice to the Indemnifying Party from whom indemnification is sought promptly after such Indemnitee becomes aware of the facts or circumstances giving rise to such Claim; provided, that failure to timely provide such Claim Notice shall not affect the Indemnitee’s rights to indemnification hereunder, except to the extent the Indemnifying Party is actually prejudiced by such delay or omission.

14.5. Releases of Indemnity Escrow Funds to Seller.

(a) Not later than the six-month anniversary of the Closing Date (the “First Release Date”), Buyer and Seller shall cause the Escrow Agent (including by delivering joint written instructions to the Escrow Agent) to disburse to Seller from the Indemnity Escrow Funds, an amount equal to the excess of (I) $5,000,000, minus (II) the sum (without duplication) of (A) the aggregate amount for which claims for indemnification of the Buyer Indemnitees that were asserted pursuant to this Agreement prior to the First Release Date and are still pending (or, to the extent finally resolved in favor of the Buyer Indemnified Parties (or any of them), have not been paid from the Indemnity Escrow Funds) as of the First Release Date (such aggregate amount, the “Interim Claim Amount”) and (B) the aggregate amount of all distributions from the Indemnity Escrow Funds to any Buyer Indemnitee or any designee thereof prior to the First Release Date. In the event that, after the First Release Date but prior to the Second Release Date, it is finally determined in accordance with this Agreement that the Buyer Indemnitees are not entitled to some portion of the Interim Claim Amount pursuant to this Agreement, Buyer and Seller shall, within five (5) business days after such final determination, cause the Escrow Agent (including by delivering joint written instructions to the Escrow Agent) to disburse to Seller from the Indemnity Escrow Funds, that portion of the Interim Claim Amount which, when taken together with the amounts previously disbursed or released from the Indemnity Escrow Funds pursuant to this Section 14.5, would not be in excess of (I) $5,000,000, minus (II) the sum (without duplication) of (A) the aggregate amount of all claims for indemnification of the Buyer Indemnitees that were asserted pursuant to this Agreement prior to the First Release Date and are still pending (or, to the extent finally resolved in favor of the Buyer Indemnitees, have not been paid from the Indemnity Escrow Funds) as of the date of final determination of such Interim Claim Amount, and (B) the aggregate amount of all distributions from the Indemnity Escrow Funds to any Buyer Indemnitee or a designee thereof prior to the First Release Date.

(b) Not later than one-year anniversary of the Closing Date (the “Second Release Date”), Buyer and Seller shall cause the Escrow Agent (including by delivering joint written instructions to the Escrow Agent) to disburse to Seller from the Indemnity Escrow Funds, an amount equal to the excess of (I) all of such then-remaining Indemnity Escrow Funds minus (II) the aggregate amount for which claims for indemnification (including Interim Claim Amounts) of the Buyer Indemnitees were asserted pursuant to this Agreement prior to the Second Release Date and are still pending (or, to the extent finally resolved in favor of the Buyer Indemnitees, have not been paid from the Indemnity Escrow Funds) as of the Second Release Date (the “Final Claim Amount”). Furthermore, after the Second Release Date, within five (5) business days after it is finally determined in accordance with this Agreement that all or any portion of the Final Claim Amount is not owed to any Buyer Indemnitee hereunder, Buyer and Seller shall cause the Escrow Agent (including by delivering joint written instructions to the Escrow Agent) to disburse to Seller from the Indemnity Escrow Funds, all or such portion of the Final Claim Amount; provided that the remaining Indemnity Escrow Funds, after giving effect to such disbursement, are at least equal to the aggregate amount of all claims for indemnification of the Buyer Indemnitees which were asserted prior to, and were pending on, the Second Release Date and are still pending as of the date of such disbursement of such Final Claim Amount (or portion thereof) (or, to the extent finally resolved in favor of the Buyer Indemnitees, have not been paid from the Indemnity Escrow Funds).

ARTICLE 15

MISCELLANEOUS

15.1. Successors and Assigns. Except as otherwise provided in this Agreement, no Party may assign this Agreement or any rights or obligations hereunder without the prior written consent of the other Party and any such attempted assignment without such prior written consent is void and of no force or effect; provided that, notwithstanding the foregoing, without amending, modifying or terminating any of Buyer’s obligations under this Agreement, Buyer may, not less than five Business Days prior to Closing, designate one or more Subsidiaries to purchase all or any portion of the Acquired Assets and execution and delivery by such Subsidiary(ies) of any agreement or document contemplated by Section 3.3(c) of this Agreement shall be in full satisfaction of Buyer’s obligations under Section 3.3(c) to deliver any such agreement or document. This Agreement inures to the benefit of and is binding upon the successors and permitted assigns of the parties hereto.

15.2. Governing Law; Jurisdiction. This Agreement is construed, performed and enforced in accordance with, and governed by, the Laws of the State of Delaware (without giving effect to the principles of conflicts of Laws thereof), except to the extent that the Laws of such State are superseded by the Bankruptcy Code; provided that the validity and enforceability of all conveyance documents or instruments executed and delivered pursuant to this Agreement insofar as they affect title to real property are governed by and construed in accordance with the Laws of the State of Texas. For so long as Seller is subject to the jurisdiction of the Bankruptcy Court, the parties hereto irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with the Agreement, and consent to the exclusive jurisdiction of, the Bankruptcy Court. After Seller is no longer subject to the jurisdiction of the Bankruptcy Court, any legal action or proceeding with respect to this Agreement or the transactions contemplated hereby may be brought in the courts of the State of Texas sitting in Harris County or of the United States for the Southern District of Texas, and by execution and delivery of this Agreement, each of the Parties consents to the non-exclusive jurisdiction of those courts. Each of the Parties irrevocably waives any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any action or proceeding in any such jurisdiction in respect of this Agreement or the transactions contemplated hereby.

15.3. Mutual Disclosures. Prior to the Closing, each of Buyer and Seller shall promptly notify the other parties hereto if such party obtains knowledge that any of the representations and warranties in this Agreement or the Disclosure Schedules are not true and correct in all material respects, or if such Party obtains actual knowledge of any material errors in or omissions from the Disclosure Schedules.

15.4. Disclosure Schedules; Disclosure Schedule Supplements.

(a) From time to time prior to the Closing, Seller shall supplement or amend the Disclosure Schedules to this Agreement with respect to any matter that, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules. No such update shall be deemed to have amended any Disclosure Schedule for purposes of Article 12 and Article 14.

(b) Seller may, at its option, include in the Disclosure Schedules items that are not material, and any such inclusion, or any references to dollar amounts, is not deemed to be an acknowledgment or representation that such items are material or would cause a Material Adverse Effect, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement. Information disclosed in the Disclosure Schedules constitutes a disclosure for all purposes of the section for which such disclosure was made and each other section for which such disclosure is readily apparent.

15.5. Cancellation of Intercompany Accounts and Services. Buyer acknowledges and agrees that, at or prior to the Closing, Seller and its Affiliates may (but shall not be obligated to) cancel or forgive any note or other liability or obligation (including intercompany debt or intercompany receivables) owing (i) from Seller to any of its Affiliates or (ii) from any of Seller’s Affiliates to Seller or otherwise with respect to the Business, that such cancellation or forgiveness shall be without liability to Seller or any such Affiliate and that all representations and warranties made hereunder shall be made as though such receivable, note, or other liability or obligation was never outstanding. Except as contemplated by any other agreement executed by Seller or one of its Affiliates, on the one hand, and Buyer, on the other hand, from and after the Closing, all services (including cash management and treasury, accounting, Tax, insurance, human resources, environmental, banking, legal, data network and other services) provided to the Business by Seller or any of its Affiliates, including any agreements or understandings (written or oral) with respect thereto, will terminate without any further action or liability on the part of the parties thereto and intercompany accounts from Seller or any of its Affiliates to the Business shall be terminated without liability to Seller or such Affiliates. Without limiting the generality of the foregoing, as of the Closing Date, the coverage under all insurance policies (including the Pollution Policies) maintained by Seller or any of its Affiliates related to the Business or the Pipeline System shall continue in force only for the benefit of Seller and its Affiliates and not for the benefit of Buyer or its Affiliates. Buyer agrees to arrange for its own insurance policies with respect to the Business and Pipeline System covering all periods and agrees not to seek, through any means, to benefit from any of the insurance policies maintained by Seller or its Affiliates (including the Pollution Policies) which may provide coverage for claims relating in any way to the Business or the Pipeline System prior to the Closing. Furthermore, and without limiting the generality of the provisions of this Section 15.5, (a) each party hereto or any of such party’s Affiliates shall be permitted to remove any link on any website owned, maintained or controlled by it to any internet website(s) owned, maintained or controlled by the other party or any of its Affiliates without any further action or liability on the part of the removing party and (b) upon the request of a party hereto, the other party or any of its Affiliates shall promptly remove or cause to be removed any link(s) to any internet web site(s) owned, maintained or controlled by the requesting party on any internet website owned, maintained or controlled by such other party or any of its Affiliates.

15.6. Warranties Exclusive.

(a) The representations, warranties, covenants and agreements contained in this Agreement and the Ancillary Agreements are the only representations, warranties, covenants or agreements given by Seller and its Related Persons and all other express or implied warranties are disclaimed. Furthermore, Buyer acknowledges and agrees that (i)

except as expressly provided in this Agreement and the Ancillary Agreements, the Acquired Assets are conveyed “AS IS”, “WHERE IS” and “WITH ALL FAULTS” and that all warranties of merchantability, usage or suitability or fitness for a particular purpose are disclaimed, (ii) it has not relied on any representation, warranty, covenant or agreement of Seller or its Related Persons, other than the express representations, warranties, covenants and agreements of Seller made in this Agreement, (iii) Buyer has made its own investigation of the Acquired Assets and Assumed Liabilities and, based on such investigation and its own conclusions derived from such investigation, has elected to proceed with the transactions contemplated hereby and (iv) except as expressly provided in this Agreement and the Ancillary Agreements, no material or information provided by or communications made by Seller or its Related Persons will create any representation or warranty of any kind, whether express or implied, with respect to the Acquired Assets and the title thereto, the operation of the Acquired Assets, or the prospects (financial and otherwise), risks and other incidents of the Business.

(b) Without limiting the generality of the foregoing, Buyer acknowledges and agrees that none of Seller or its Related Persons has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Business or the Pipeline System, except as expressly set forth in this Agreement or as and to the extent required by this Agreement to be set forth in the Disclosure Schedules. Buyer further agrees that none of Seller or its Related Persons will have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer, or Buyer’s use of, any such information and any information, document or material made available to Buyer or its Related Persons in that certain confidential information of Longhorn Pipeline Holdings, LLC, in certain “data rooms” and online “data sites,” management presentations or any other form in expectation of the transactions contemplated by this Agreement.

(c) In connection with Buyer’s investigation of the Business and the Pipeline System, Buyer may have reviewed certain projections, including projected statements of operating revenues and income from operations of the Business and the Pipeline System and certain business plan information regarding the Business and the Pipeline System. Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Buyer is familiar with such uncertainties, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), and that Buyer shall have no claim against Seller or its Related Persons with respect to such estimates, projections and other forecasts and plans. Accordingly, Seller or its Related Persons make no representations or warranties whatsoever with respect to such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and forecasts).

15.7. No Recourse Against Affiliates or Related Persons of Seller.

(a) Buyer (on its behalf and on behalf of its Related Persons) acknowledges and agrees that, from and after the Closing, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action it may have against Seller or its Related Persons relating to the operation of the Business or relating to the subject matter of this Agreement and the transactions contemplated hereby arising under or based upon any Law (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages, or any other recourse or remedy, including as may arise under common law or Environmental Law) are hereby waived. Nothing in this Section 15.7(a) shall be deemed to limit or amend any rights of any Buyer Indemnitee for breach of this Agreement or with respect to the transactions contemplated hereby set forth in this Agreement.

(b) Seller (on its behalf and on behalf of its Related Persons) acknowledges and agrees that, from and after the Closing, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action it may have against Buyer or its Related Persons relating to the subject matter of this Agreement and the transactions contemplated hereby arising under or based upon any Law (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages, or any other recourse or remedy, including as may arise under common law or Environmental Law) are hereby waived. Nothing in this Section 15.7(b) shall be deemed to limit or amend any rights of any Seller Indemnitee for breach of this Agreement or with respect to the transactions contemplated hereby set forth in this Agreement.

(c) Each of Buyer and Seller acknowledge and agree that the representations, warranties, covenants agreements contained in Section 15.6 and this Section 15.7 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Parties would not enter into this Agreement.

15.8. Mutual Drafting. This Agreement is the result of the joint efforts of Buyer and Seller, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the parties and there is to be no construction against either Party based on any presumption of that Party’s involvement in the drafting thereof.

15.9. Expenses. Except as otherwise provided herein, each of the Parties hereto shall pay its own expenses in connection with this Agreement and the transactions contemplated hereby, including any legal and accounting fees, whether or not the transactions contemplated hereby are consummated. Buyer shall pay the cost of all Transaction Taxes payable upon or in connection with, and all surveys, title insurance policies and title reports obtained in connection with this Agreement, if any; and the transactions contemplated thereby and all filing fees required to be paid in connection with any filings made or notices given pursuant to any Antitrust Law.

15.10. Broker’s and Finder’s Fees. Each of the Parties represents and warrants that it has not dealt with any broker or finder in connection with any of the transactions contemplated by this Agreement in a manner so as to give rise to any claims against the other Party for any brokerage commission, finder’s fees or other similar payout, except that Seller and its Affiliates have retained The Blackstone Group and Flying J has retained Aegis Energy Advisors and Seller will pay its retained advisors such fees as are approved by the Bankruptcy Court. Buyer acknowledges and agrees that if any brokerage commission, finder’s fee or other similar payout are owed to any Person as a result of any agreement or understanding entered into by Buyer or its Related Persons with respect to any of the transactions contemplated hereby, Buyer shall be solely responsible for payment of all fees, expenses, liabilities and other obligations to such Person.

15.11. Severability. In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, said provision survives to the extent it is not so declared, and all of the other provisions of this Agreement remain in full force and effect only if, after excluding the portion deemed to be unenforceable, the remaining terms provide for the consummation of the transactions contemplated hereby in substantially the same manner as originally set forth at the later of the date this Agreement was executed or last amended.

15.12. Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) if personally delivered, on the date of delivery, (b) if delivered by express courier service of national standing (with charges prepaid), on the Business Day following the date of delivery to such courier service, (c) if deposited in the United States mail, first-class postage prepaid, on the fifth Business Day following the date of such deposit, (d) if delivered by telecopy, upon confirmation of successful transmission, (i) on the date of such transmission, if such transmission is completed at or prior to 5:00 p.m., local time of the recipient party on a Business Day, on the date of such transmission, and (ii) on the next day following the date of transmission, if such transmission is completed after 5:00 p.m., local time of the recipient party, on the date of such transmission or is transmitted on a day that is not a Business Day, or (e) if delivered by Internet mail (with a delivery report); provided that the relevant computer record indicates a full and successful transmission or no failure message is generated (i) on the date of such transmission, if such transmission is completed at or prior to 5:00 p.m., local time of the recipient party on a Business Day, on the date of such transmission, and (ii) on the next Business Day following the date of transmission, if such transmission is completed after 5:00 p.m., local time of the recipient party or is transmitted on a day that is not a Business Day. All notices, demands and other communications hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to Seller:

c/o Flying J Inc.

1104 Country Hills Drive

Ogden, Utah 84403

Attention: General Counsel

Facsimile: 810-624-1263

E-mail: james.dester@flyingj.com

Copy to:

Kirkland & Ellis LLP

655 15th St. N.W.

Washington, DC 20005-5793

Attention: Mitchell F. Hertz

Facsimile: (202) 874-5200

E-mail: mitchell.hertz@kirkland.com

Kirkland & Ellis LLP

300 North LaSalle

Chicago, IL 60654

Attention: Adam Paul

Facsimile: (312) 862-2200

E-mail: adam.paul@kirkland.com

If to Buyer:

Magellan Pipeline Company, L.P.

One Williams Center, Suite 2800

Tulsa, OK 74172

Attention: Brett Riley

Facsimile: (918) 574-7003

E-mail: Brett.Riley@magellanlp.com

Copy to:

Magellan Midstream Partners, L.P.

One Williams Center, Suite 2800

Tulsa, OK 74172

Attention: General Counsel

Facsimile: (918) 574-7039

E-mail: Lonny.Townsend@magellanlp.com

15.13. Amendments; Waivers. This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the Parties, or in the case of a waiver, by the Party waiving compliance. Any waiver by any Party of any condition, or of the breach of any provision, term, covenant, representation or warranty contained in this Agreement, in any one or more instances, is not deemed to be nor construed as a furthering or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

15.14. Public Announcements. No Party shall make any press release or public announcement concerning the transactions contemplated by this Agreement without the prior written approval of the other Party, unless a press release or public announcement is required by Law or Order of the Bankruptcy Court. If any such announcement or other disclosure is required by

Law or Order of the Bankruptcy Court, the disclosing Party shall give the nondisclosing Party prior notice of, and an opportunity to comment on, the proposed disclosure. The Parties acknowledge that Seller will file this Agreement with the Bankruptcy Court in connection with obtaining the Sale Order and Bidding Procedures Order.

15.15. Entire Agreement. This Agreement and the Ancillary Agreements contain the entire understanding among the Parties with respect to the transactions contemplated hereby and supersede and replace all prior and contemporaneous agreements and understandings, oral or written, with regard to such transactions. All Disclosure Schedules hereto and any documents, certificates and instruments delivered pursuant to any provision hereof are expressly made a part of this Agreement as fully as though completely set forth herein.

15.16. Parties in Interest.

(a) Except as set forth in Section 7.8(c), which confers upon the Seller Note Holder, a non-signatory to this Agreement, rights to certain information and materials, nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than Seller and Buyer and their respective successors and permitted assigns; provided that (i) each covenant or agreement of Buyer in this Agreement is expressly for the benefit of each of Seller, Flying J and each of their respective Affiliates and shall be enforceable by each of Seller, Flying J and each of their respective Affiliates and (ii) any Related Person of Seller or Buyer, as applicable, may enforce the terms of any provision of this Agreement in which such Related Person is referenced as a beneficiary of such provision.

(b) Without limiting or amending the obligations of Buyer hereunder, to the extent that any obligation or liability of Buyer hereunder is to be performed or paid by a Related Person of Buyer, this Agreement shall constitute an obligation of Buyer to cause such Related Person to perform. Nothing in this Agreement is intended to relieve or discharge the obligations or liability of any third Persons to Seller or Buyer. No provision of this Agreement gives any third Persons any right of subrogation or action over or against Seller or Buyer.

15.17. DAMAGES. FROM AND AFTER THE CLOSING, NO PARTY SHALL BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL, EXEMPLARY, SPECIAL, INDIRECT OR PUNITIVE DAMAGES (INCLUDING LOST PROFITS, LOSS OF PRODUCTION OR OTHER DAMAGES ATTRIBUTABLE TO BUSINESS INTERRUPTION) ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT. THE EXCLUSION OF CONSEQUENTIAL, INCIDENTAL, EXEMPLARY, SPECIAL, INDIRECT OR PUNITIVE DAMAGES AS SET FORTH IN THE PRECEDING SENTENCE SHALL NOT LIMIT THE RIGHTS OF ANY PERSON ENTITLED TO INDEMNIFICATION UNDER THIS AGREEMENT TO ANY SUCH DAMAGES PAYABLE TO THIRD PERSONS IN CONNECTION WITH A MATTER FOR WHICH A PERSON ENTITLED TO INDEMNIFICATION UNDER THIS AGREEMENT.

15.18. Specific Performance. Each Party acknowledges and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by it in accordance with their specific terms or were otherwise breached by it. It is accordingly agreed that subject to the entry of the Sale Order in which Buyer is designated as the purchaser of the Acquired Assets, each Party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages, except as limited by this Agreement) to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach. Each Party further agrees that (x) neither the other Party, such other Party’s Related Persons or their Related Persons shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 15.18, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument and (y) each Party irrevocably waives its right to contest any of the relief that each Party is entitled.

15.19. Headings. The article and section headings in this Agreement are for reference purposes only and do not affect the meaning or interpretation of this Agreement.

15.20. Construction. Unless the context of this Agreement otherwise requires, (a) words of any gender include the other gender, (b) words using the singular or plural number also include the plural or singular number, respectively, (c) the terms “hereof,” “herein,” “hereby,” and derivative or similar words refer to this entire Agreement as a whole and not to any other particular article, section or other subdivision, (d) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” (e) “shall,” “will,” or “agrees” are mandatory, and “may” is permissive, and (f) “or” is not exclusive.

15.21. Currency. Except where otherwise expressly provided, all amounts in this Agreement are stated and shall be paid in United States currency, and without discount, rebate or reduction and subject to no counterclaim or offset (other than withholding Tax obligations required to be withheld by law), on the dates specified herein.

15.22. Time of Essence. Time is of the essence of this Agreement.

15.23. Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which constitute the same agreement. This Agreement and any signed agreement entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by facsimile (or equivalent electronic transmission), shall be treated in all manner and respects as an original contract and is considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.

ARTICLE 16

DEFINITIONS

16.1. Certain Terms Defined. As used in this Agreement, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such first Person where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, through the ownership of voting securities, by contract, as trustee, executor or otherwise.

“Alternative Transaction” means a transaction involving a sale, directly or indirectly, of all or substantially all of the Business or the Acquired Assets by Seller or an Affiliate thereof to a purchaser or purchasers, other than Buyer or an Affiliate thereof.

“Ancillary Agreement” means collectively, any agreement to be executed by Seller and/or its Related Persons, on the one hand, and Buyer and/or it Related Persons on the other hand, in connection with the transactions contemplated by this Agreement, including but not limited to the Main Line Fill Purchase Agreement and the Spur Line Fill Purchase Agreement.

“Auction” means the auction conducted by Seller pursuant to the Bidding Procedures Order.

“Back-up Bidder” has the meaning set forth in the Bidding Procedures.

“Bankruptcy Code” means Title 11 of the United States Code.

“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware or such other court having jurisdiction over the Chapter 11 Case originally administered in the United States Bankruptcy Court of the District of Delaware.

“Break-Up Fee” means $3,750,000; provided that if this Agreement is terminated pursuant to Section 13.5(a) and the condition specified in Section 12.1(b) has been satisfied on or prior to the last day of the Auction, the “Break-Up Fee” means $7,500,000.

“Business” means the business of shipping, storing, and terminaling of refined petroleum products on the Pipeline System to Seller’s customers, including but not limited to the operation, maintenance, repair, expansion and connection of the Pipeline System, as conducted by Seller over the last twelve (12) months prior to the date hereof, and any business activities of Seller incidental to the foregoing.

“Business Day” means any day other than Saturday, Sunday and any day that is a legal holiday or a day on which banking institutions in New York, New York are authorized by Law or other Governmental action to close.

“Business Records” means all books, files and records to the extent they apply exclusively to the Acquired Assets or the Business, including customer lists, historical customer files, reports, plans, data, accounting and Tax records, test results, product specifications, drawings, diagrams, training manuals, engineering data, safety reports, Environmental Reports, maintenance schedules, operating and production records, inventory records, business plans, and marketing and all other studies, documents and records but excluding any Retained Books and Records.

“Buyer Cure Cost Obligations” means the sum of (i) 50% of the Shared Cure Cost Obligations plus (ii) all cure costs required to be paid pursuant to Section 365 of the Bankruptcy Code in connection with the assumption and assignment of the Assigned Contracts that are not Shared Cure Cost Contracts; provided that in no event shall the amount of “Buyer Cure Cost Obligations” exceed $3,500,000 in the aggregate (with any such amount not deemed to be Buyer Cure Cost Obligations by operation of this proviso being deemed to fully reduce amounts determined pursuant to clause (ii) before any reduction in Buyer Cure Costs pursuant to clause (i) of this definition occurs.

“Buyer Percentage” means, with respect to each Third-Party Batch, the percentage determined by dividing (i) 694 minus the distance in miles that the mid-point of such Third-Party Batch has traveled from Galena Park as of the Third-Party Batch Measurement Time by (ii) 694.

“Chapter 11 Case” means, collectively, the cases commenced and to be commenced by Seller under chapter 11 of the Bankruptcy Code in the Bankruptcy Court.

“Claims” means all rights, demands, claims, credits, allowances, rebates, causes of action, known or unknown, pending or threatened (including all causes of action arising under Sections 510, 544 through 551 and 553 of the Bankruptcy Code or under similar state Laws including fraudulent conveyance claims, and all other causes of action of a trustee and debtor-in-possession under the Bankruptcy Code) or rights of set-off.

“Clayton Act” means Title 15 of the United States Code §§ 12-27 and Title 29 of the United States Code §§ 52-53, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Connection Agreement” means that certain GATX-Longhorn Connection Agreement between GATX Terminals Corporation and Seller dated as of October 23, 1997, as amended prior to the date of this Agreement.

“Consent” means any consent, approval, authorization, qualification, waiver or notification of a Government or any other Person.

“Contract” means any written or oral contract, agreement, license, sublicense, lease, sublease, easement, mortgage, instruments, guaranties, commitment, undertaking or other similar arrangement, whether express or implied, other than the Permits or Crossing Permits.

“Contribution Agreement” means that certain Contribution and Sale Agreement between Seller and Exxon Pipeline Company, dated as of October 21, 1997.

“Crane Station” means Seller’s terminal and associated tanks and piping, located at 221 Longhorn Road, Crane, Texas.

“Delayed Acquired Assets” means any Acquired Assets that this Agreement provides or contemplates are to be transferred to Buyer and that require the removal of a Legal Impediment or the receipt or delivery of a Consent for such transfer, which Legal Impediment is not removed or Consent is not obtained or delivered on or prior to the Closing Date.

“Delayed Assumed Liabilities” means any Assumed Liabilities that this Agreement provides or contemplates are to be assumed by Buyer and that require the removal of a Legal Impediment or the receipt or delivery of a Consent for such assumption, which Legal Impediment is not removed or Consent is not obtained or delivered on or prior to the Contribution Date.

“Disclosure Schedules” means the schedules to this Agreement delivered by Seller to Buyer on the date hereof, as amended, supplemented or restated in accordance with this Agreement.

“Effective Time” means 12:01 a.m. central prevailing time on the Closing Date.

“El Paso Terminal” means the pipeline terminal located at 13551, Montana Ave., El Paso, Texas.

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in ERISA § 3(3)) and any other material employee benefit plan, program or arrangement of any kind maintained by Seller or its ERISA Affiliates for the benefit of Seller employees or otherwise with respect to which Seller has any liability.

“Encumbrance” means any charge, claim, easement, deed of trust, hypothecation, collateral assignment, mortgage, lien, option, pledge, security interest or other restriction of any kind.

“Environmental Laws” means all Laws and Orders on or prior to the Closing Date, and all common law relating to pollution or protection of the environment, including the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Sec. 9601 et seq., as amended, the federal Resource Conservation and Recovery Act, 42 U.S.C. Sec. 6901 et seq., as amended, the regulations thereunder and similar state statutes and regulations. For the avoidance of doubt, the term Environmental Laws does not include the federal pipeline safety regulations (Title 49 CFR, Parts 190-199) and the related governing federal statutes.

“Environmental Permits” means all environmental permits, authorizations, approvals, registrations, and licenses relating exclusively to the Business issued by any Government (and pending applications for the foregoing).

“Environmental Reports” means any environmental report assessing compliance with any Environmental Laws, and any Phase I or II environmental site assessments, in each case which Seller has received from an un-Affiliated third party within the last three years with respect to the Pipeline System or the Real Property; provided, Environmental Reports do not include any safety, health and environmental audit reports, or internal investigation reports, prepared under the direction of Seller’s legal department and privileged under the attorney-client privilege, attorney work-product privilege, or state or federal environmental self-auditing privilege or policy.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity treated as a single employer with Seller pursuant to Section 414 of the Code.

“Escrow Agent” means Wells Fargo, N.A., the escrow agent under the Master Escrow Agreement and the Indemnity Escrow Agreement.

“Existing Encumbrances” means:

(a) Encumbrances imposed by any Government for Taxes, assessments or charges not yet due or the validity of which is being contested in good faith and by appropriate proceedings, if necessary, and for which adequate reserves are maintained on the books of the Seller;

(b) pledges or deposits of cash or other security under worker’s compensation and automobile insurance policies, unemployment insurance and employee medical insurance or other social security legislation not to exceed for all such items in the aggregate $500,000;

(c) carriers’, warehousemen’s, mechanics’, materialmen’s, landlord’s, statutory or like Encumbrances;

(d) easements, rights-of-way, restrictions and similar encumbrances incurred in the ordinary course of the hazardous liquid pipeline transportation industry and encumbrances consisting of zoning restrictions, easements, licenses, restrictions on the use of real property or minor imperfections in title thereto which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Seller;

(e) rights reserved to or vested in any Government by the terms of any right, power, franchise, grant, license or permit, or by any provision of law, to revoke or terminate any such right, power, franchise, grant, license or permit or to condemn or acquire same by eminent domain or similar process;

(f) rights reserved to or vested by law in any Government to, in any manner, control or regulate any of the assets used in the Business or the use thereof or the rights and interests of the Seller therein, in any manner under any and all laws;

(g) rights reserved to the grantors of any properties of the Seller, and the restrictions, conditions, restrictive covenants and limitations in respect thereto, pursuant to the terms, conditions and provisions of any right-of-way or easement agreements or contracts or other agreements therewith or otherwise covering the Real Property which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of business of the Seller;

(h) Encumbrances or other rights of licensors or lessors under any Assigned Contract or Real Estate Easement that do not materially impair the operation of the Pipeline System;

(i) Encumbrances granted by Seller or its Affiliates pursuant to the Merrill Lynch Agreements, its debtor-in-possession financing and the Seller Note;

(j) Encumbrances that are being released from the Acquired Assets at Closing by operation of the Sale Order or otherwise; and

(k) Encumbrances identified on Schedule 16.1(k).

“Existing Survey” means that certain plat of a survey provided by Seller to Buyer and covering all or part of the Real Property.

“Federal Trade Commission Act” means the Federal Trade Commission Act (15 U.S.C. § 41 et seq.), as amended, and the rules and regulations promulgated thereunder.

“FERC” means the Federal Energy Regulatory Commission.

“Good and Defensible Title” means such title to the Real Property that (i) Seller can successfully defend against a claim to the contrary made by a third party, based upon industry standards in the hazardous liquids pipeline transportation industry in the exercise of reasonable judgment and in good faith, (ii) is deducible of record (or otherwise acceptable to a reasonably prudent title examiner, including rights acquired by prescription) and free from reasonable doubt (including without limitation liens, encumbrances, preferential purchase rights, rights of first refusal, requirements for consents to assign and judgments) to the end that a prudent person engaged in the pipeline industry with knowledge of all the facts and appreciation of their legal significance would be willing to accept the same, and (iii) will permit Buyer after the Closing Date to utilize the Real Property for their intended use of the operation of the pipeline system for the transportation of refined petroleum products.

“Government” means any agency, division, subdivision, audit group, procuring office or governmental or regulatory authority in any event or any adjudicatory body thereof, of the United States, any state thereof or any foreign government.

“Hazardous Materials” means any hazardous or toxic substance or waste or any contaminant or pollutant regulated under Environmental Laws, including, but not limited to, “hazardous substances” as currently defined by the Federal Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, “hazardous wastes” as currently defined by the Resource Conservation and Recovery Act, as amended, and petroleum.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (15 U.S.C. §§ 15c-15h, 18a), as amended.

“Improvements” means the buildings, improvements and structures now existing on the Real Property or demised under the Real Estate Leases, but only to the extent such buildings, improvements and structures constitute fixtures under applicable law.

“Indemnity Escrow Agreement” means that certain Indemnity Escrow Agreement, to be dated as of the Closing Date, by and among Buyer, Seller and the Escrow Agent, in substantially the form of Exhibit E attached hereto and as amended, modified, supplemented and waived from time to time.

“Indemnity Escrow Funds” means the Initial Indemnity Escrow Amount, as reduced for any distributions from the Indemnity Escrow Account and increased for any income earned on the Indemnity Escrow Account.

“Kinder Morgan Litigation” means the claims, cross-claims and counterclaims (and each defense related thereto) made on or prior to the date of this Agreement in respect of the litigation identified as such on Schedule 4.6.

“Knowledge of Buyer,” or “Buyer’s Knowledge” or any other similar term of knowledge qualification means the present actual knowledge of Jim Griffin, Randy Hermes, Brett Riley, or Mike Stackhouse.

“Knowledge of Seller,” “Seller’s Knowledge” or any other similar term or knowledge qualification means the present actual knowledge of Jeff Foote, Brett Bailey, Burk Reynolds or Orville Harris.

“LCRA Settlement Agreement” means that certain Settlement Agreement between Lower Colorado River Authority, the U.S. Department of Transportation, Environmental Protection Agency, Department of the Army, the United States, and Seller, dated May 14, 2001, as amended, modified, supplemented or waived from time to time.

“Legal Impediment” means a legal impediment preventing or restricting the transfer of an Acquired Asset or the assumption of an Assumed Liability, as the case may be, as of the Closing Date.

“Lien” means any mortgage, pledge, charge, security interest, encumbrance, lien (statutory or other) or conditional sale agreement.

“LPI” means Longhorn Pipeline, Inc.

“Longhorn EA” means the Environmental Assessment of the Proposed Longhorn Pipeline System and associated Finding of No Significant Impact issued by the U.S. Department of Transportation and the Environmental Protection Agency on November 3, 2000 (which includes Longhorn’s commitments under the Phase One Biological Assessment, the Phase One Biological Opinion, the Phase Two Biological Assessment, the Longhorn Mitigation Plan, and the LCRA Settlement Agreement).

“Losses” means any damages, fines, judgments, costs, liabilities, loss or expenses (including reasonable attorneys’ fees).

“Main Line Fill” means the refined petroleum products owned by LPI and contained in the Pipeline System and storage tanks in El Paso and as more fully set forth in the Main Line Fill Purchase Agreement.

“Master Escrow Agreement” means the escrow agreement by and between Flying J, acting on behalf of Seller, and Wells Fargo, N.A., dated as of April 16, 2009.

“Material Adverse Effect” means a change or effect on the physical condition of the Acquired Assets or the enforceability of any Assigned Contract that results in a material adverse effect on the operation of the Business; provided that none of the following changes or effects, either alone or taken together with other changes or effects or whether arising directly or indirectly, shall be taken into account in determining whether there has been a Material Adverse Effect: (i) changes, or effects arising from or relating to changes, of Laws, including those governing national, regional, state or local petroleum pipelines; (ii) changes arising from or relating to, or effects of, strikes, work stoppages or other labor disturbances; (iii) changes arising from or relating to, or effects of, increases in costs of commodities or supplies; (iv) changes arising from or relating to, or effects of, weather or meteorological events, other than those having a direct physical impact on the Pipeline System; (v) changes arising from or relating to, or effects of, the transactions contemplated by this Agreement or the announcement thereof or the taking of any action in accordance with this Agreement; (vi) changes, or effects arising from or relating to changes, affecting the industries of which the Business is a part generally (including any change, or any effect arising from or relating to any change, (x) generally affecting the international, national or regional or local petroleum industry or (y) generally affecting the international, national, regional or local wholesale or retail markets for refined petroleum products); (vii) changes, or effects arising from or relating to changes, in economic, regulatory or political conditions generally; (viii) changes arising from or relating to, or effects of, the Chapter 11 Case, any motion, application, pleading or Order filed under or in connection with, the Chapter 11 Case; (ix) any motion, application, pleading or Order filed by any Government applicable to refined petroleum products generally; (x) changes, or effects arising from or relating to changes, in financial, banking, or securities markets (including (w) any disruption of any of the foregoing markets, (x) any change in currency exchange rates, (y) any decline in the price of any security or any market index and (z) any increased cost of capital or pricing related to any financing); (xi) changes arising from or relating to, or effects of, any existing event, occurrence, or circumstance with respect to which Buyer has knowledge as of the date hereof (including any matter set forth in the Disclosure Schedules); (xii) changes arising from or relating to, or effects of, any seasonal fluctuations in the business; (xiii) any failure, in and of itself, to achieve any projections, forecasts, estimates, performance metrics or operating statistics (whether or not shared with Buyer or its Affiliates); (xiv) changes arising from or relating to, or effects of, any act(s) of war or of terrorism or (xv) any actions or failures to act by the Operator in its role as operator of the Pipeline System.

“Merrill Lynch Agreements” means that certain Revolving Credit Agreement, dated as of December 19, 2007, by and between LPI and Merrill Lynch Capital Corporation, as amended, modified, supplemented or waived from time to time, and the various security agreements, collateral agreements, guarantees and other documents and agreements executed in connection therewith.

“Mitigation Commitments” has the meaning set forth in the Mitigation Plan.

“Mitigation Plan” means The Longhorn Mitigation Plan (Revised), dated September 11, 2000, as supplemented by the First Supplement to the Longhorn Mitigation Plan, by the Second

Supplement to the Longhorn Mitigation Plan, and by that certain Settlement Agreement between Seller and Lower Colorado River Authority dated May 14, 2001 (Matter A 98 CA 255 SS in the United States District Court for the Western District of Texas, Austin Division).

“Multiemployer Plan” has the meaning set forth in ERISA § 3(37).

“Operator” means Magellan Pipeline Company, L.P.

“O&M Agreement” means the First Amended and Restated Pipeline Operating Services Agreement, dated as of Jan 31, 2004, between Seller and Williams Petroleum Services, LLC, as amended.

“O&M Surviving Claims” means Claims of Operator for (i) unpaid amounts owed by Seller to Operator under Section 7.1.2 of the O&M Agreement for periods prior to December 22, 2008, and (ii) amounts owed and paid by Operator to third parties for claims by such third parties against Operator, in its capacity as such, which Operator is obligated to pay for services provided with respect to the Pipeline System prior to December 22, 2008 and with respect to which Seller is obligated to reimburse or pay the Operator in accordance with the O&M Agreement.

“Ordinary Course of Business” means, with respect to the operation by Seller of the Business, the operation thereof consistent with prior practices with respect to the operation thereof and prudent health, safety and environmental practices, and taking into account the status and quality of the Pipeline System and requirements of applicable regulation, including but not limited to the Longhorn EA.

“Party” or “Parties” means each of Seller and Buyer or collectively, Seller and Buyer, respectively.

“Permits” means all permits, authorizations, approvals, registrations, and licenses relating exclusively to the operation of the Business issued by any Government (and pending applications for the foregoing), other than the Crossing Permits.

“Permitted Encumbrances” means the following Encumbrances, but in each case only to the extent not released by operation of the Bankruptcy Code (including Sections 105 and 363(f)) or by order of the Bankruptcy Court upon Closing and after entry of the Sale Order:

(a) Encumbrances imposed by any Government for Taxes, assessments or charges not yet due;

(b) easements, rights-of-way, restrictions and similar encumbrances incurred in the ordinary course of the hazardous liquid pipeline transportation industry and encumbrances consisting of zoning restrictions, easements, licenses, restrictions on the use of real property or minor imperfections in title thereto which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the Business;

(c) rights reserved to or vested in any Government by the terms of any right, power, franchise, grant, license or permit, or by any provision of law, to revoke or terminate any such right, power, franchise, grant, license or permit or to condemn or acquire same by eminent domain or similar process;

(d) rights reserved to or vested by law in any Government to, in any manner, control or regulate any of the assets used in the Business or the use thereof or the rights and interests of the Seller therein, in any manner under any and all laws; and

(e) rights reserved to the grantors of any Acquired Assets, and the restrictions, conditions, restrictive covenants and limitations in respect thereto, pursuant to the terms, conditions and provisions of any Assigned Contract or Real Property Easement which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the Business.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or Government.

“Pipeline System” means the refined products pipeline that runs from Galena Park, Texas to El Paso, Texas, and from Crane, Texas to Odessa, Texas, as well as pipeline segments outbound from Seller’s El Paso terminal which connect to other pipeline systems or otherwise service such outbound pipelines, which refined products pipeline system is generally depicted on Schedule 16 attached hereto and is described by segment as follows:

Galena Park to Satsuma:	20 inch diameter, 34 miles

Satsuma to El Paso	18 inch diameter, 660 miles

El Paso to Junction	8 inch diameter, 3 pipelines, 27 miles

El Paso to Junction	12 inch diameter, 9 miles, and

Crane to Odessa	8 inch diameter, 29 miles.

The term Pipeline System also includes Seller’s pump stations and terminal facilities, but excludes any land rights associated with such pump stations and terminal facilities that are not assumed by or conveyed to Buyer.

“Pollution Policies Financing Agreement” means that certain Commercial Premium Financing Agreement, dated as of September 29, 2008, by and between Seller and AFCO Credit Corporation.

“Purchase Notice” means Exhibit A of the Master Escrow Agreement, as executed and delivered by Buyer and Flying J.

“Purchase Price” means $250,000,000.00.

“Related Person” means, with respect to any Person, all past, present and future directors, officers, members, managers, stockholders, employees, controlling persons, agents, professionals, financial advisors, restructuring advisors, attorneys, accountants, investment bankers, Affiliates or representatives of (i) any such Person or (ii) any Affiliate of such Person.

“Retained Books and Records” means (a) all corporate seals, minute books, charter documents, corporate stock record books, original Tax and financial records and such other files, books and records to the extent they relate to any of the Excluded Assets or Excluded Liabilities or the organization, existence, capitalization or debt financing of Seller or of any Affiliate of Seller, (b) all books, files and records that would otherwise constitute a Business Record but for the fact that disclosure of books, files or records could (i) violate any legal constraints or obligations regarding the confidentiality thereof, (ii) waive any attorney client, work product or other legal privilege, (iii) disclose information about Seller or any of its Affiliates that is unrelated to the Pipeline System or the Business or (iv) disclose information about Seller or any of its Affiliates pertaining to project evaluation, price curves or projections or other economic predictive models, and (c) all books and records prepared in connection with or relating in any way to the transactions contemplated by this Agreement, including bids received from other parties and analyses relating in any way to the Acquired Assets and the Assumed Liabilities.

“Rule” or “Rules” means the Federal Rules of Bankruptcy Procedure.

“SCADA” means Supervisory Control and Data Acquisition.

“Seller Cure Cost Obligations” means the sum of (i) 50% of the Shared Cure Cost Obligations plus (ii) if (and then only to the extent that) the aggregate cure costs required to be paid pursuant to Section 365 of the Bankruptcy Code in connection with the assumption and assignment of the Assigned Contracts that are not Shared Cure Cost Contracts exceeds the excess of $3,500,000 minus 50% of the Shared Cure Cost Obligations, such additional cure costs that are required to be paid pursuant to Section 365 of the Bankruptcy Code in connection with the assumption and assignment of the Assigned Contracts that are not Shared Cure Cost Contracts.

“Seller Note” means the promissory note give by LPI to Longhorn Pipeline Investors, LLC as part of the consideration for the sale of interests in Seller and its Affiliates to LPI.

“Seller Percentage” means 100% minus the Buyer Percentage.

“Shared Cure Cost Contracts” means those Contracts listed on Schedule 1.1(f) to this Agreement that are denoted with an asterisk.

“Shared Cure Cost Obligations” means cure costs that are required to be paid pursuant to Section 365 of the Bankruptcy Code in connection with the assumption and assignment of the Shared Cure Cost Contracts.

“Sherman Act” means title 15 of the United States Code §§ 1-7, as amended.

“Spur Line Fill” means the line fill owned by Flying J that is contained in the segment of the line from Crane Station to Odessa, Texas.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a partnership, limited liability company, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons is deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person or Persons is allocated a majority of partnership, limited liability company, association or other business entity gains or losses or is or controls the managing director or general partner of such partnership, limited liability company, association or other business entity.

“Supplemental Facility” means a credit or other debt facility entered into by Buyer after the date hereof (a) of which true and correct copies are delivered to Seller upon delivery of the Funds Certification Notice, together with all exhibits, schedules, annexes and amendments to such agreement in effect as of the date of the Funds Certification Notice, (b) with respect to which Buyer represents and warrants to Seller in the Funds Certification Notice that (i) Buyer has delivered true and complete copies thereof, including all exhibits, schedules, annexes and amendments thereto as of the Funds Certification Notice, (ii) the respective obligations contained therein have not been withdrawn, modified or rescinded in any respect prior to the date of the Funds Certification Notice, (iii) such facility is in full force and effect and constitutes the legal, valid and binding obligation of each of the parties thereto, (iv) no consents, approvals or waivers of any lenders or other Person a party thereto needs to be obtained in order for Buyer to obtain funds thereunder, (v) there are no conditions precedent to the funding of any borrowings under thereunder that will delay, frustrate or impede the Closing, (vi) all fees required to be paid thereunder have been paid by Buyer, (vii) which has a maturity date at least 181 days after the Termination Date, and (viii) the available borrowings thereunder, when taken together with other financial resources of Buyer (including available borrowings under the Credit Facility and cash on hand and marketable securities of Buyer) on the Closing Date, will, in the aggregate, be sufficient for the timely satisfaction of Buyer’s obligations under this Agreement and the Ancillary Agreement, and (c) with respect to which Buyer covenants and agrees for the benefit of Seller, not to amend, modify or waive prior to the Closing Date in a manner that is reasonably likely to delay, impede or frustrate the Closing.

“Tanner Litigation” means the claims, cross-claims and counterclaims (and each defense related thereto) made on or prior to the date of this Agreement in respect of the litigation identified as such on Schedule 4.6.

“Tax Return” means any report, return, information return, filing or other information, including any schedules, exhibits or attachments thereto, and any amendments to any of the foregoing required to be filed or maintained in connection with the calculation, determination, assessment or collection of any Taxes (including estimated Taxes).

“Taxes” means all taxes, however denominated, including any interest, penalties or additions to tax that may become payable in respect thereof, imposed by any Government, which taxes include all income taxes, Transaction Taxes, payroll and employee withholding, unemployment insurance, social security (or similar), sales and use, excise, franchise, gross receipts, occupation, real and personal property, stamp, transfer, workmen’s compensation, customs duties, registration, documentary, value added, alternative or add-on minimum, estimated, environmental (including taxes under Section 59A of the Code) and other obligations of the same or a similar nature, whether arising before, on or after the Closing Date.

“Third-Party Batch Measurement Time” means 7:00 a.m. central prevailing time on the second day prior to the Closing Date.

“Valero Litigation” means the claims, cross-claims and counterclaims (and each defense related thereto) made on or prior to the date of this Agreement in respect of the litigation identified as such on Schedule 4.6.

“WARN Act” means the Worker Adjustment Retraining and Notification Act of 1988, as amended.

16.2. All Terms Cross-Referenced. Each of the following terms is defined in the section set forth opposite such term:

Term	Section

Acquired Assets	1.1

Additional Asset Conveyance Documents	3.2(a)(xi)

Additional Liabilities Assumption Documents	3.2(a)(xii)

Affiliate	16.1

Agreement	Preamble

Allocation Schedule	11.3

Alternative Arrangements	14.2(d)

Alternative Transaction	16.1

Ancillary Agreement	16.1

Antitrust Approval	10.2

Antitrust Law	10.2

Assigned Contracts	1.1(g)

Assumed Liabilities	1.3

Auction	16.1

Back-up Bidder	16.1

Bankruptcy Code	16.1

Bankruptcy Court	16.1

Bidding Procedures	8.2

Bidding Procedures Order	8.1

Break-Up Fee	16.1

Business	16.1

Business Day	16.1

Business Records	16.1

Buyer	Preamble

Buyer Cure Cost Obligations	16.1

Buyer Indemnitees	14.1(a)

Buyer Percentage	16.1

Buyer Regulatory Termination Date	(ii)

Buyer’s Knowledge	16.1

Cap	14.2(c)

Chapter 11 Case	16.1

Claim Notice	14.4(a)

Claims	16.1

Clayton Act	16.1

Closing	3.1

Closing Date	3.1

Code	16.1

Collected Tariff Amount	11.4(f)

Confidentiality Agreement	6.3

Connection Agreement	16.1

Consent	16.1

Contract	16.1

Contribution Agreement	16.1

Crane Station	16.1

Credit Facility	5.5

Crossing Permits	4.12(b)

Customer Contracts	1.1(e)

De Minimis Loss	14.2(a)

Deductible	14.2(b)

Deferred Fee Amount	7.11(a)

Delayed Acquired Assets	16.1

Delayed Assumed Liabilities	16.1

Deposit	2.2

Disclosure Schedules	16.1

Effective Time	16.1

El Paso Terminal	16.1

Employee Benefit Plan	16.1

Encumbrance	16.1

Environmental Laws	16.1

Environmental Permits	16.1

Environmental Reports	16.1

Equipment	1.1(d)

ERISA	16.1

ERISA Affiliate	16.1

Escrow Agent	16.1

Estimated Proration Amount	11.4(h)

Excluded Assets	1.2

Excluded Liabilities	1.4

Existing Survey	16.1

FCN Deadline Date	7.10(b)

Federal Trade Commission Act	16.1

FERC	16.1

Final Claim Amount	14.5(b)

Final Termination Date	13.2(a)(ii)

Financing	5.5

First Release Date	14.5(a)

Flying J	Preamble

Flying J Marks	1.2(o)

Funds Certification Notice	7.10(b)

Good and Defensible Title	16.1

Government	16.1

Government Contracts	1.1(g)

Hazardous Materials	16.1

Houston Office Site	3.2(a)(v)

HSR Act	16.1

Improvements	16.1

Indemnifying Party	14.2(a)

Indemnitees	14.1(b)

Indemnity Escrow Account	3.3(a)

Indemnity Escrow Agreement	16.1

Indemnity Escrow Funds	16.1

Initial Indemnity Escrow Fund	3.3(a)

Interim Claim Amount	14.5(a)

Inventory	1.1(h)

Kinder Morgan Litigation	16.1

KM Pre-Effective Time Deficiency Obligations	1.4

Knowledge of Buyer	16.1

Knowledge of Seller	16.1

Law	4.3

LCRA Settlement Agreement	16.1

Leased Real Property	1.1(b)

Legal Impediment	16.1

Lien	16.1

Line Fill Termination Notice	7.10(b)

Longhorn EA	16.1

Losses	16.1

LPI	16.1. 10

Main Line Fill	16.1

Master Escrow Agreement	16.1

Material Adverse Effect	16.1

Material Contracts	4.7(a)(ii)

Merrill Lynch Agreement	16.1

Mitigation Commitments	16.1

Mitigation Plan	16.1

Multiemployer Plan	16.1

O&M Agreement	16.1

O&M Surviving Claims	16.1

O&M Surviving Provisions	7.11(b)

Operator	16.1

Order	4.3

Ordinary Course of Business	16.1

Organizational Documents	4.3

Other Contracts	1.1(g)

Owned Real Property	1.1(a)

Parties	16.1

Party	16.1

Permits	16.1

Permitted Encumbrances	16.1. 16.1

Person	16.1

Pipeline System	16.1

Pollution Policies	1.1(y)

Pollution Policies Financing Agreement	16.1

Prorations	11.4

Purchase Notice	16.1

Purchase Price	16.1

Real Property	1.1(c)

Real Property Easements	1.1(c)

Real Property Leases	1.1(b)

Real Property Licenses	1.1(b)

Related Person	16.1

Retained Books and Records	16.1

Rule	16.1

Rules	16.1

Sale Order	8.1

SCADA	16.1

Second Release Date	14.5(b)

Seller	Preamble

Seller Cure Cost Obligations	16.1

Seller Indemnitees	14.1(b)

Seller Note	16.1

Seller Note Holder	7.8(c)

Seller Percentage	16.1

Seller’s Account	3.3(a)

Seller’s Knowledge	16.1

Shared Cure Cost Contracts	16.1

Shared Cure Cost Obligations	16.1

Sherman Act	16.1

Spur Line Fill	16.1

Subsidiary	16.1

Supplemental Facility	16.1

Supplier Contracts	1.1(f)

Support Obligations	7.5(a)

Tanner Litigation	16.1

Tax Return	16.1

Taxes	16.1

Termination Order	13.2(a)(iv)

Third Party Claim	14.4(a)

Third-Party Batch	11.4(f)

Third-Party Batch Measurement Time	16.1

Transaction Taxes	11.1

Valero Litigation	16.1

WARN Act	16.1

(Signatures are on the following page.)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

MAGELLAN MIDSTREAM PARTNERS, L.P.

By:	Magellan GP, LLC
Its:	General Partner

By:	/s/ Brett C. Riley
Name:	Brett C. Riley
Title:	Senior Vice President

LONGHORN PARTNERS PIPELINE, L.P.

By:	Longhorn Partners GP, L.L.C.,
Its:	General Partner

By:	/s/ Jeffrey O. Foote
Name:	Jeffery O. Foote
Title:	President

For purposes of Section 7.11

MAGELLAN PIPELINE COMPANY, L.P.

By:	Magellan Pipeline GP, LLC
Its:	General Partner

By:	/s/ Brett C. Riley
Name:	Brett C. Riley
Title:	Senior Vice President

SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT